Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

by and among

TRAVELPORT INC.

WARPSPEED SUB INC.

WORLDSPAN TECHNOLOGIES INC.

CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.
(in the limited capacity provided herein)

ONTARIO TEACHERS PENSION PLAN BOARD
(in the limited capacity provided herein)

and

BLACKSTONE MANAGEMENT PARTNERS V L.P.
(solely with respect to Section 5.7 and Section 5.14)

Dated as of December 7, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into and effective as of the 7th day of December, 2006, by and among Travelport Inc., a Delaware corporation (“Parent”), Warpspeed Sub Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), Worldspan Technologies Inc., a Delaware corporation (the “Company”), Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership (“CVC”) and Ontario Teachers Pension Plan Board, a corporation without share capital organized under the laws of Ontario (“OTPP”) solely in their capacities as the Stockholder Representatives hereunder and solely with respect to Sections 3.2, 3.3, 3.5, 5.6, 5.7, 5.10, 5.11, 5.13, 5.19 and Article VIII hereof, and Blackstone Management Partners V L.P., a Delaware limited partnership (“Blackstone”) solely with respect to Sections 5.7 and 5.14 hereof.

RECITALS

WHEREAS, the board of directors of the Company, Parent and Merger Sub have each determined that it is advisable for, and in the best interests of their respective stockholders that, Merger Sub merge with and into the Company (the “Merger”), pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, holders of shares of outstanding common stock of the Company (the “Stockholders”) have entered into an agreement in the form attached hereto as Exhibit A and dated as of the date of this Agreement (as amended, restated or otherwise modified from time to time, the “Selling Stockholders’ Agreement”), pursuant to which, among other things, the Stockholders have approved and adopted this Agreement and the Merger and have approved the designation of CVC and OTPP as the Stockholder Representatives with respect to this Agreement (the “Stockholder Representatives”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.

Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any arbitral body of competent jurisdiction or Governmental Entity.

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Actually Realized” with respect to a Tax Benefit, shall mean the time that any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

“Additional Exercisable Option”  means or shall mean Options that would have been Exercisable Options if the Exercisable Option Formula were calculated by adding the Final Adjustment Amount to clause (A) of such definition.

“Additional Exercise Price” means the aggregate of the Shares subject to Additional Exercisable Options multiplied by the per share exercise or purchase price of each such Additional Exercisable Option.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate of the Shares subject to Exercisable Options times the per share exercise or purchase price of each such Exercisable Option.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Applicable Employee Plans” shall mean agreements with Affected Employees or Company Plans in each case entered into by the Company or its Affiliates prior to Closing or the arrangements with Affected Employees contemplated by this Agreement (including Section 5.3 of the Company Disclosure Letter).

“Balance Sheet” means the audited consolidated balance sheet of the Acquired Companies as of December 31, 2005 included in the Financial Statements.

“Balance Sheet Date” means December 31, 2005.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Net Indebtedness” means all Net Indebtedness of the Acquired Companies outstanding on the Closing Date immediately prior to the Closing.

 “Closing Per Share Amount” shall mean the Estimated Per Share Amount minus the Escrow Per Share Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 4.1(n)(i).

“Company Disclosure Letter” means the disclosure letter of the Company referred to in, and delivered to Parent pursuant to, this Agreement.

“Company Intellectual Property” means the Intellectual Property owned or licensed from third parties by any Acquired Company.

“Company Plan” means each Plan that is maintained, sponsored, contributed to or required to be contributed to or entered into by any Acquired Company for the benefit of any current or former employee, officer or other service provider of any of the Acquired Companies or as to which any Acquired Company has any present or future liability.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent, dated October 13, 2006, as amended from time to time.

“Contract” means any binding contract, agreement, commitment, franchise, indenture, lease, purchase order, license, note, bond or mortgage.

“Copyrights” means all U.S. and foreign copyrights (including all registrations and applications to register the same, and all unregistered copyrights) and copyrightable works.

“Current Assets,” with respect to the Acquired Companies, means, as of the opening of business on the applicable date, (i) total accounts receivable less allowance for doubtful accounts plus (ii) other related party receivables plus (iii) prepaid and other current assets as reflected on the consolidated balance sheet of the Company (other than cash, cash equivalents and liquid investments); provided, that Current Assets shall not include any deferred Tax assets, income Taxes receivable, prepaid advisory fees or pre-petition receivables from Northwest Airlines.

“Current Liabilities,” with respect to the Acquired Companies, means, as of the opening of business on the applicable date, (i) accounts payable (including the negative cash reclassification) plus (ii) intercompany payables plus (iii) accrued expenses and other liabilities minus to the extent such item would otherwise be included in Current Liabilities the sum of (x) the aggregate principal outstanding plus accrued and unpaid interest payable under the Closing Net Indebtedness, if any, and any liabilities or obligations (including costs) incurred at the request of Parent in connection with the Debt Financing plus (y) Transaction Expenses plus (z) any deferred Tax liabilities and income Taxes payable.

“Damages” means actual damages, losses, liabilities, claims, reasonable attorneys fees and expenses, interest, penalties, judgments and settlements.

“Delta FASA Credits” shall have the meaning given to such term under the Delta Founder Airline Services Agreement dated as of June 30, 2003, between Delta Airlines Inc. and Worldspan, L.P. as amended.

“Encumbrance” means any lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, law, equity or otherwise.

“Equity Interests” means any share capital, capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of Indebtedness convertible into or exchangeable for any share capital, capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations published thereunder.

“Escrow Per Share Amount” shall mean the quotient of (A) the Escrow Amount, divided by (B) the sum of the number of Shares issued and outstanding immediately prior to the Effective Time plus the total number of Shares subject to Exercisable Options.

“Estimated Per Share Amount” shall mean the quotient of (A) the sum of (i) Estimated Merger Consideration plus (ii) the Aggregate Exercise Price divided by (B) the sum of (i) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (ii) the total number of Shares subject to Exercisable Options.

“Exercisable Options” shall be Options remaining after the completion of the Exercisable Option Formula.

“Exercisable Option Formula” shall be the quotient of (A) the sum of (i) Estimated Merger Consideration and (ii) the aggregate exercise price for all Options for Shares divided by (B) the sum of (i) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (ii) the total number of Shares subject to Options immediately prior to the Effective Time.  If the quotient of this formula results in an amount which is less than or equal to the exercise or purchase price of any Shares subject to Options, the formula shall be recalculated without such Options, and such process shall be repeated until such time as the resulting amount is greater than the exercise or purchase price of all such remaining Shares subject to Options.

“Extraordinary Transaction Taxes” mean Taxes attributable to any transaction of any Acquired Company that is caused or permitted by Parent to occur or be deemed to occur on the Closing Date after the Closing.

“FASA Amounts” means the net present value as of the Closing Date of the outstanding and unapplied Delta FASA Credits and Northwest FASA Credits as set forth on Schedule 1.1(a) of the Company Disclosure Letter, using a discount rate of 11% per annum.

“Final Adjustment Per Share Amount” shall mean the Final Adjustment Amount minus the Additional Option Payment divided by the sum of (i) the issued and outstanding Shares immediately prior to the Effective Time plus (ii) the total number of Shares subject to Exercisable Options.

“Final Per Share Amount” shall mean the quotient of (A) the sum of (i) Estimated Merger Consideration, plus (ii) the Final Adjustment Amount (it being understood that the Final Adjustment Amount may be either a positive or a negative number), plus (iii) the Aggregate Exercise Price, plus (iv) the Additional Exercise Price divided by (B) the sum of (i) the total number of Shares issued and outstanding immediately prior to the Effective Time plus (ii) the total number of Shares subject to Exercisable Options, plus (iii) the total number of Shares subject to Additional Exercisable Options.

“Financial Statements” means, collectively, (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2005, 2004 and 2003 and the audited consolidated statements of income and cash flows of the Acquired Companies for each of the three years in the period ended December 31, 2005, including any notes thereto, and (ii) the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows of the Acquired Companies as of and for the nine months ended September 30, 2006, and September 30, 2005.

“GAAP” means United States generally accepted accounting principles consistently applied throughout the periods involved. With respect to any calculation of Net Working Capital for purposes of this Agreement, no change in accounting principles shall be made from those used in preparing the monthly internal balance sheets made available to Parent and reflected in the calculation of Target Net Working Capital, including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals unless otherwise specified in this Agreement. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events or to conform with United States generally accepted accounting principles) utilized in making accounting estimates.

“Governmental Entity” means any United States or foreign federal, state or municipal government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof or any self regulatory authority with similar powers.

“Hazardous Substances” means all substances defined or regulated as pollutants, contaminants, toxic, or hazardous by any Environmental Law or any other material that would reasonably be expected to result in liability under Environmental Law, including without limitation, petroleum and petroleum products, friable asbestos, lead, toxic mold, polychlorinated biphenyls, radon, and urea-formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“Indebtedness” means, with respect to any Person, without duplication: (i) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying or purchasing any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (ii) obligations under or with respect to (A) acceptances, letters of credit or similar arrangements obtained or entered into in the ordinary course of business not exceeding, individually or in the aggregate, $500,000, (B) acceptances, letters of credit or similar arrangements obtained or entered into other than in the ordinary course of business or individually or in the aggregate in excess of $500,000 and (C) bank guarantees and surety bonds (other than those issued for the benefit of the Acquired Companies), (iii) obligations in respect of capital leases, (iv) the FASA Amounts and (v) obligations in respect of any hedging, swap or similar arrangement; provided, however, that with respect to any Acquired Company, obligations and liabilities of the types described in clauses (i) and (ii) above to or for the benefit of another wholly-owned (other than director qualifying shares and similar regimes) Acquired Company shall not constitute “Indebtedness” for purposes of this Agreement.

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants, other than Ernst & Young LLP or PriceWaterhouseCoopers LLP, upon which Parent and the Company shall have mutually agreed, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Parent and the Company shall have mutually agreed.

“Intellectual Property” means all Trademarks, Patents, Copyrights and Trade Secrets and all other intellectual property rights in any jurisdiction, to the extent recognized under the Laws of such jurisdiction.

“Interim Period” means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Knowledge of the Company” means the actual knowledge of Rakesh Gangwal, Kevin Mooney, Jeff Smith, Ninan Chacko, Susan Powers and David Lauderdale.

“Law” means any law, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Material Adverse Effect” means any changes, events or conditions that have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Acquired Companies, taken as a whole, or that materially impairs the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement, other than any changes, events or conditions resulting from: (i) general economic conditions in any of the markets or geographical areas in which any of the Acquired Companies operates, unless such conditions disproportionately affect the Acquired Companies in any material respect; (ii) changes in economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations, unless such changes disproportionately affect the Acquired Companies in any material respect; (iii) other conditions generally affecting any of the industries in which the Acquired Companies operate, unless such conditions disproportionately affect the Acquired Companies in any material respect; (iv) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, unless such event disproportionately affects the Acquired Companies in any material respect; (v) changes in Law or in GAAP (or other generally accepted accounting principles applied by any of the Acquired Companies) or interpretations thereof; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, to which Parent has expressly consented; (vii) any item or items set forth in the Company Disclosure Letter; (viii) the announcement or pendency of the transactions contemplated by this Agreement, including by reason of losses of customers, subscribers or suppliers and including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of any of the Acquired Companies; (ix) any change, event or circumstance resulting from or relating to, or any action taken by, Parent or its Subsidiaries (including by means of any agreement or concerted action with Expedia); or (x) any change, event or circumstance resulting from or relating to the Acquired Companies’ business relationship with Parent, its Affiliates, any investor in the equity or equity equivalents of Parent or any portfolio company of any investor in the equity or equity equivalents of Parent.  In determining whether changes, events or conditions resulting from or relating to any action taken by Expedia constitute or contribute to a Material Adverse Effect, anticipated shortfalls of revenue from Expedia (net of any offsetting revenue commitments from airlines) which were disclosed in the projections provided to Parent prior to the date of this Agreement or in the Company Disclosure Letter shall not be considered to constitute or contribute to such determination to the extent such shortfalls (net of such offsetting commitments) were so disclosed.

“Net Indebtedness” shall mean, at the time of the determination, (a) Indebtedness (other than Indebtedness of the type described in clause (ii)(A) of the definition of Indebtedness) minus (b) the sum of (i) cash, cash equivalents and liquid investments (in each case, net of any costs, including, without limitation, any Taxes, that would be incurred by the Company or any of its Subsidiaries in order to distribute such cash, cash equivalents and liquid investments from any Subsidiary in which it is located to the Company), plus (ii) all deposited but uncleared bank deposits and cash held by counterparties, and minus (iii) $1,941,720, in each case of the Acquired Companies.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Northwest FASA Credit” shall have the meaning given to such term under the Northwest Founder Airline Services Agreement, dated as of June 30, 2003 between Northwest Airlines, Inc. and Worldspan, L.P., as amended.

“Online Travel Agency” shall mean any travel agency whose primary business is operating one or more publicly accessible internet web sites that markets or sells the products or services of travel suppliers to consumers.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, partnership agreements, constitutional documents, by-laws or operating agreement).

“Parent Controlled Employee Payment” shall mean any payment to, or change in the compensation or benefits payable to, any Affected Employee made by Parent at any time or made, or caused to be made, by the Company after the Closing (other than payments, compensation or benefits made in accordance with Applicable Employee Plans) that would cause any compensation expense otherwise deductible in the calculation of Pre-Closing Taxes to be non-deductible (it being understood that providing any payment, compensation or benefits in accordance with Applicable Employee Plans shall not be a Parent Controlled Employee Payment).

“Patents” means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

“Permitted Encumbrance” means (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances expressly approved by Parent; (iv) Encumbrances for Taxes not yet delinquent or contested in good faith and for which appropriate reserves have been established on the Financial Statements or that arose or were created in the ordinary course of business since the Balance Sheet Date; (v) requirements and restrictions of zoning, building and other Laws, rules and regulations; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (viii) Encumbrances set forth in any title policy or title report with respect to Real Property that is provided to Parent prior to the date of this Agreement or as set forth in Section 4.1(k) of the Company Disclosure Letter; and (ix) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, other equity-based plan or arrangement, employee loan, retirement, employment, change-in-control, retention, fringe benefit, bonus, incentive and all other employee benefit agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, legally binding or not.

“Post-Closing Tax Period” shall means any Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means all liabilities for Taxes of the Acquired Companies for Pre-Closing Tax Periods and any Interim Period, except for Extraordinary Transaction Taxes. For purposes of calculating the liability of the Acquired Companies for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Acquired Companies were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recapitalization” shall mean the recapitalization transaction described on Schedule 1.1(b) of the Company Disclosure Letter.

“Recapitalization Financing Expenses” shall mean any fees paid to debt providers in connection with the Recapitalization.

“Registration Rights Agreement” means the Registration Rights Agreement, dated June 30, 2003, among the Company, the Stockholder Representatives, and the other Stockholders party thereto, as amended.

“Shares” shall mean the issued and outstanding Class A common stock, par value $0.01, per share, and Class B common stock, par value $0.01 per share of the Company.

“Specified Contracts” means (A) Contracts with outside service providers providing for payments in any 12 month period of more than $1,000,000, (B) airline content agreements, (C) subscriber agreements, and (D) other Contracts with customers or suppliers.

“Stockholders Agreement” means the Stockholders Agreement, dated June 30, 2003, among the Company, the Stockholder Representatives, and the other Stockholders party thereto, as amended.

“Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date.

“Straddle Period Tax Return” shall have the meaning set forth in Section 4.15(a)(iii).

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the Equity Interests or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Target Net Working Capital” shall mean $(32,154,878.00). which has been calculated in accordance with the procedures set forth on Schedule 1.1(c) of the Company Disclosure Letter.

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, occupancy, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, custom, levy, fee, assessment or charge in the nature of (or similar to) taxes imposed by any Tax authority or other Governmental Entity, including any interest, addition to Tax or penalties related thereto.

“Tax Benefit” means the sum of the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar Tax) of a Person to the appropriate Governmental Entity is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable) as the result of a payment that gives rise to an indemnification obligation under Section 5.11(e) plus any interest (on an after-Tax basis) from any Governmental Entity relating to such Tax liability less the sum of the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar Tax) of a Person to the appropriate Governmental Entity is increased (including, without limitation, by or as a result of the inclusion in income, loss of a deduction, decrease in basis, loss of a refund or credit, or otherwise, whether applicable in the current taxable year or as an adjustment to the taxable income in any other taxable year, as applicable) as a result of the receipt of any indemnity payment received pursuant to Section 5.11(e) plus any interest (on an after-Tax basis) from any Governmental Entity relating to such Tax liability.

“Tax Return” means any return, report, declaration, information return or other document filed or required to be filed with any Tax authority with respect to Taxes, including any amendments thereof and including any schedules or attachments thereto.

“Trade Secrets” means all U.S., state and foreign trade secrets, proprietary know-how and other confidential and proprietary information.

“Trademarks” means all U.S. and foreign trademarks, service marks, trade names, Internet domain names, logos, slogans and other identifiers of the source of goods or services, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Traditional Travel Agency” shall mean any travel agency other than an Online Travel Agency.

“Transaction Expenses” means any fees and expenses of the Acquired Companies in connection with the negotiation and the consummation of the transaction contemplated by this Agreement incurred prior to or as of the Closing Date that are unpaid following the Closing, including (i) all fees and expenses associated with the Recapitalization including Recapitalization Financing Expenses, (ii) any amounts payable to, and the value of any other benefits provided to, current or former employees of the Acquired Companies as a result of the consummation of any transaction contemplated by this Agreement, (including the Recapitalization or as specified in Section 5.3 of the Company Disclosure Letter and including the value and cost to the Company of any gross-up payable to any such Person who owes an excise tax under Section 4999 of the Code if the liability for such excise tax arises out of or is triggered by a payment, benefit or compensation that does not constitute a Parent Controlled Employee Payment), but excluding normal accrued payroll, normal employment taxes and normal employee benefits and excluding severance obligations (including the value and cost of any gross-up payable to any such Person who owes an excise tax under Section 4999 of the Code if the liability for such excise tax arises out or is triggered by a payment, benefit or compensation that constitutes a Parent Controlled Employee Payment) that are Parent’s obligations pursuant to Section 5.3 of the Company Disclosure Letter, and (iii) the amount of the excess, if any, of the Capex Budget adjusted on a pro rata basis for the number of months elapsed in the period from January 1, 2007 until the Closing Date over the actual amount of capital expenditures made by the Acquired Companies during such period; provided, however, that Transaction Expenses shall not include any fees or expenses incurred in connection with the Debt Financing.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Travelport Notes” shall mean the promissory notes issued by the Company in favor of Travelport Limited and Travelport Worldwide Limited on the date hereof in the aggregate principal amount of $250,000,000.

Section 1.2            Index Of Additional Defined Terms.

Additional Funds	19
Additional Option Payment	16

Affected Employees	39
Agreement	1
Appraised Value	22
Approval Termination Date	56
Benefit Funding Mechanism	30
Blackstone	1
Cancelled Shares	15
Capex Budget	37
Cash Option Payment	16
Certificate	20
Certificate of Merger	14
Closing	14
Closing Date	14
Closing Financial Statements	51
Company	1
Company Contracts	27
Company Indemnitees	43
Company Leases	26
Company Stock Plan	16
CVC	1
D&O Insurance	43
Debt Commitment Letter	35
Debt Financing	35
Debt Receipt Failure	57
DGCL	1
Dispute Notice	17
Dissenting Shares	22
Dissenting Shares Amount	19
Due Date	45
Effective Time	14
Environmental Laws	29
Escrow Agent	19
Escrow Agreement	19
Escrow Amount	20
Escrow Fund	20
Estimated Closing Working Capital Adjustment	16
Estimated Merger Consideration	17
Estimated Closing Net Indebtedness	16
Estimated Net Working Capital	16
Estimated Payment Fund	19
Estimated Transaction Expenses	16
Final Adjustment Amount	18
Final Amounts	18
Final Closing Balance Sheet	18
Final Closing Net Indebtedness	18
Final Net Closing Indebtedness Adjustment	18

Final Net Working Capital	18
Final Net Working Capital Adjustment	18
Final Transaction Expenses	18
Final Transaction Expenses Adjustment	18
Foreign Antitrust Merger Control Laws	24
Governmental Filings	24
Indemnity Agreement	43
Leased Real Property	26
Merger	1
Merger Sub	1
Merger Sub Common Stock	15
Option	15
OTPP	1
Outside Date	56
Owned Real Property	26
Parent	1
Payment Fund	19
Permits	29
Pre-Closing Period Tax Return	45
Preliminary Closing Balance Sheet	17
Preliminary Closing Net Indebtedness	17
Preliminary Closing Statement	17
Preliminary Net Working Capital	17
Preliminary Transaction Expenses	17
Retention Program	40
SEC	51
Second Request	43
Selling Stockholders’ Agreement	1
Stockholder Representatives	1
Stockholders	1
Straddle Period Tax Return	46
Surviving Corporation	14
Surviving Corporation Common Stock	15
Tax Claim	49
Terminating Contracts	45
Termination Fee	57
Transmittal Letter	20

ARTICLE II

THE MERGER

Section 2.1            The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the

Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation” and a wholly owned subsidiary of Parent.

Section 2.2            Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the “Closing Date”), which shall be no later than the tenth Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Dechert LLP, 30 Rockefeller Center, New York, New York, unless another date, place or time is agreed to in writing by the Parent and the Company.

Section 2.3            Effective Time.

Prior to the Closing, the parties hereto shall prepare, and on the Closing Date shall cause the Merger to be consummated by the filing of, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in the form required by, and executed in accordance with the relevant provisions of, the DGCL and in a form approved by the Company and Parent prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein as the effective time of the Merger being the “Effective Time”), and the Company, Parent and Merger Sub shall make all other recordings or filings required under the DGCL or any other applicable Law as may be required to consummate the transactions contemplated by this Agreement.

Section 2.4            Certificate of Incorporation; Bylaws.

At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger so as to read in its entirety as set forth in Exhibit B hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the DGCL, and (b) the bylaws set forth in Exhibit C hereto shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions of the Surviving Corporation’s certificate of incorporation and the DGCL.

Section 2.5            Directors; Officers.

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation, or removal.  The officers of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

CONVERSION OF SHARES; CONSIDERATION

Section 3.1            Conversion of Capital Stock.

Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any holder of Shares:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of the common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Merger Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b)           Cancellation of Treasury Stock.  All Shares that are owned by the Company as treasury stock immediately prior to the Effective Time (the “Cancelled Shares”) automatically shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.  All Shares that are owned by any Subsidiaries of the Company shall be converted into and become one fully paid and non-assessable share of Surviving Corporation common stock.

(c)           Conversion of Shares.  All Shares (but excluding Cancelled Shares, Shares owned by any Subsidiary of the Company and shares that are Dissenting Shares (as defined in Section 3.5)) shall no longer be outstanding and shall be cancelled automatically and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, (i) the Closing Per Share Amount, (ii) the Final Adjustment Per Share Amount, if any, to be paid to such Person pursuant to Section 3.3, and (iii) their portion of the Escrow Fund, if any, pursuant to the terms of the Escrow Agreement, upon the surrender of such certificate in accordance with Section 3.3(d).

(d)           Treatment of Options.  Prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall have adopted appropriate resolutions and taken all other actions necessary to provide that each outstanding stock option (each an “Option”) heretofore granted under the Company’s Stock Incentive Plan (the “Company Stock Plan”), whether or not currently vested or exercisable at the Effective Time, and which remains outstanding immediately prior to the Effective Time, shall be cancelled, no longer be outstanding and cease to represent the right to acquire Shares and in consideration for such cancellation, each holder of an Option shall, at the Effective Time, have the right to receive an amount in cash from Parent in respect thereof equal to (A) in the case of Exercisable Options (i) the product of (x) the total number of Shares subject or related to such Option, and (y) the excess, if any, of the Closing Per Share Amount over the exercise price or purchase price, as the case may be, for each Share subject or related to such Option (subject to any applicable withholding taxes, the “Cash Option Payment”), (ii) the Final Adjustment Per Share Amount, if any, to be paid to such

Person pursuant to Section 3.3, and (iii) their portion of the Escrow Fund, if any, pursuant to the terms of the Escrow Agreement, (B) in the case of Additional Exercisable Options (i) the product of (x) the total number of Shares subject or related to such Option, and (y) the excess, if any, of the Final Per Share Amount over the exercise price or purchase price, as the case may be, for each Share subject to or related to such Option (subject to any applicable withholding taxes, the “Additional Option Payment”), and (ii) their portion of the Escrow Fund, if any, pursuant to the terms of the Escrow Agreement, in each case as if such Option had been exercised and converted into Shares immediately prior to the Effective Time and (C) in the case of Options that are not Exerciseable Options or Additional Exerciseable Options, no amount shall be payable.  The Shares and any Company Plan (or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate upon the Effective Time.  The Company has taken all steps necessary to ensure that the Company is not or will not be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current stockholders of Merger Sub or its Affiliates, to acquire any capital stock of the Surviving Corporation.

(e)           Conversion of Other Company Shares.  All capital stock of the Company other than the Shares shall no longer be outstanding and shall cease to exist and no payment shall be made thereon.

Section 3.2            Calculation of Merger Consideration.

(a)           No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a certificate of an officer of the Company, setting forth its good faith estimate as of the opening of business on the Closing Date of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the Closing Net Indebtedness (the “Estimated Closing Net Indebtedness”), and (iii) the Transaction Expenses (the “Estimated Transaction Expenses”).

(b)           The initial merger consideration shall be $1,400,000,000.00 (i) (A) increased, if the Estimated Net Working Capital exceeds the Target Net Working Capital, by an amount equal to the amount of such excess or (B) decreased, if the Target Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess (such increase or decrease, as the case may be, being the “Estimated Closing Working Capital Adjustment”), (ii) decreased by (y) the Estimated Closing Net Indebtedness and (z) the Estimated Transaction Expenses, and (iii) increased by the amount of any Recapitalization Financing Expenses that were incurred up to $18,750,000 (such amount, the “Estimated Merger Consideration).

(c)           Within forty-five (45) days following the Closing Date, Parent and the Company shall deliver or cause to be delivered to the Company the following (collectively, the “Preliminary Closing Statement”):

(i)            an unaudited consolidated balance sheet of the Acquired Companies immediately prior to the Closing (the “Preliminary Closing Balance Sheet”), prepared by Parent in accordance with GAAP applied on a consistent basis;

(ii)           a certificate of an officer of Parent, or one of its Subsidiaries, certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with GAAP, applied on a consistent basis; and

(iii)          a reasonably detailed calculation by Parent of (x) the Net Working Capital as of the opening of business on the Closing Date based on the Preliminary Closing Balance Sheet (the “Preliminary Net Working Capital”), and (y) the Net Indebtedness as of the Closing Date immediately prior to the Closing (the “Preliminary Closing Net Indebtedness”), and (z) the Transaction Expenses (the “Preliminary Transaction Expenses).

(iv)          The Stockholder Representatives shall have fifteen (15) Business Days following receipt of the Preliminary Closing Statement to review the Preliminary Closing Balance Sheet and the calculation of Preliminary Net Working Capital, the Preliminary Closing Net Indebtedness and the Preliminary Transaction Expenses and to notify Parent in writing if they dispute the amount of the Preliminary Net Working Capital, the Preliminary Closing Net Indebtedness, and/or the Preliminary Transaction Expenses (the “Dispute Notice”), specifying the reasons therefor in reasonable detail.

(d)           In connection with the Stockholder Representatives’ review, the Stockholder Representatives and their representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Parent or its representatives in connection with its preparation of the Preliminary Closing Balance Sheet and/or its calculation of Preliminary Net Working Capital, Preliminary Closing Net Indebtedness and Preliminary Transaction Expenses and to finance personnel of Parent and its Subsidiaries and any other information which the Stockholder Representatives reasonably request, and Parent shall, and shall cause its Subsidiaries to, cooperate reasonably with the Stockholder Representatives and their representatives in connection therewith.

(e)           In the event that the Stockholder Representatives shall deliver a Dispute Notice to Parent, Parent and the Stockholder Representatives shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet, Preliminary Net Working Capital, Preliminary Closing Net Indebtedness or Preliminary Transaction Expenses shall be made in accordance with the agreement of Parent and the Stockholder Representatives.  If Parent and the Stockholder Representatives are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Parent and the Stockholder Representatives shall mutually agree in writing) of the Stockholder Representatives’ delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall consider only those items and amounts as to which Parent and the Stockholder Representatives have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely only upon information submitted to it by Parent or the Stockholder Representatives. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Parent and the Stockholder Representatives a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Closing Net

Indebtedness and/or Preliminary Transaction Expenses to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 3.2(e) shall be shared equally by the Stockholders, on the one hand, and Parent and the Company, jointly and severally, on the other hand.  The Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Closing Net Indebtedness and the Preliminary Transaction Expenses, (i) if no Dispute Notice has been timely delivered by the Stockholder Representatives, as originally submitted by Parent or (ii) if a Dispute Notice has been timely delivered by the Stockholder Representatives, as determined pursuant to the resolution of such dispute in accordance with this Section 3.2(e), shall be, respectively, the “Final Closing Balance Sheet,” the “Final Net Working Capital,” the “Final Closing Net Indebtedness” and the “Final Transaction Expenses).

(f)            The “Final Net Working Capital Adjustment” shall be equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital (it being understood that the Final Working Capital Adjustment may be either a positive or a negative number).

(g)           The “Final Closing Net Indebtedness Adjustment” shall be equal to the difference between the Estimated Closing Net Indebtedness and the Final Closing Net Indebtedness (it being understood that the Final Closing Net Indebtedness Adjustment may be either a positive or a negative number).

(h)           The “Final Transaction Expenses Adjustment” shall be equal to the difference between the Estimated Transaction Expenses and the Final Transaction Expenses (it being understood that the Final Transaction Expenses Adjustment may be either a positive or negative number) (the sum of Final Net Working Capital Adjustment, Final Closing Net Indebtedness Adjustment and Final Transaction Expenses Adjustment, shall be the “Final Adjustment Amount”)

(i)            If the Final Adjustment Amount is (x) positive, Parent and the Company, jointly and severally, shall within five (5) Business Days after the determination of the Final Amounts pursuant to Section 3.2(e) pay such amount (minus the Final Adjustment Per Share Amount times the total number of Dissenting Shares) to the Stockholder Representatives on behalf of the Stockholders by wire transfer of immediately available funds to the account specified by the Stockholder Representatives or (y) negative, the Stockholder Representatives and the Parent shall issue joint written instructions directing the Escrow Agent to pay such amount (minus the Final Adjustment Per Share Amount multiplied by the total number of Dissenting Shares) to Parent out of the Escrow Fund by wire transfer of immediately available funds to the account specified by Parent (if the balance of the Escrow Fund available for payment is not sufficient to satisfy such amount in full, the Stockholder Representatives shall pay the difference between the available Escrow Fund balance and such amount).  Parent and the Company, jointly and severally (on the one hand) or the Stockholder Representatives (on the other hand), as the case may be, shall, make payment to the other by wire transfer in immediately available funds of the amount payable by Parent and the Company, jointly and severally, or the Stockholder Representatives, as the case may be, in respect of the amounts determined pursuant to this Section 3.2(i), without deduction, set-off, counterclaim or withholding, together with interest thereon from the Closing Date to the date of payment, at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by Citibank, N.A. from time to time during such period. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.  If the Final Adjustment Amount is a positive amount, or is a negative amount that is less than the amount remaining in the Escrow Fund, then, promptly after determination of the Final Adjustment Amount, any amount remaining in the Escrow Fund after the payments referred to above in this Section 3.2(i) shall be distributed by the Escrow Agent by wire transfer of immediately available funds to the account specified by the Stockholder Representatives to be distributed as set forth in Section 3.3(d), and Parent hereby agrees to reasonably cooperate with the Stockholder Representatives in any necessary joint instruction to the Escrow Agent.

Section 3.3            Payment; Escrow; Payment Procedures.

(a)           Initial Payment Fund.  On the Closing Date, Parent shall pay to the Company at the direction of the Stockholder Representatives (on behalf of the Stockholders) an amount in cash equal to (A) the Estimated Merger Consideration minus an amount (the “Dissenting Shares Amount”) equal to the product of the total number of Dissenting Shares multiplied by the Estimated Per Share Amount minus the Escrow Amount (as defined below) by wire transfer of immediately available funds to the account specified by the Stockholder Representatives.  The amount paid to the Company pursuant to this Section 3.3(a) (the “Estimated Payment Fund”), together with any amounts paid to the Stockholder Representatives by Parent pursuant to Section 3.2(i) (the “Additional Funds” and together with the Estimated Payment Fund and all interest or other earnings thereon, the “Payment Fund”) shall be held and disbursed by the Company at the direction of the Stockholder Representatives or by the Stockholder Representatives, as the case may be, strictly in accordance with this Article III and the terms of the Escrow Agreement.  The Company will acknowledge in writing to Parent the receipt of the Estimated Payment Fund simultaneously with receipt thereof and delivery of such Estimated Payment Fund to the Company in its capacity as paying agent hereunder shall be deemed to be delivery to the Stockholders.

(b)           Escrow Fund.  Pursuant to an escrow agreement entered into on the Closing Date by and among Parent, the Stockholder Representatives and an escrow agent to be mutually agreed upon by the parties (in such capacity, the “Escrow Agent”) in substantially the form attached hereto as Exhibit D (as amended, restated or otherwise modified from time to time, the “Escrow Agreement”), Parent and the Stockholder Representatives will appoint the Escrow Agent to hold and disburse the Escrow Fund as provided below.  At the Closing, Parent shall deposit with the Escrow Agent (on behalf of the Stockholders) an amount in cash equal to $5,000,000 (the “Escrow Amount,” and together with all interest or other earnings thereon, the “Escrow Fund”), by wire transfer of immediately available funds.  The Escrow Fund shall be held by the Escrow Agent in a segregated account to serve as the original source of payment of Parent for any claims under this Agreement, including the payment of the Final Adjustment Amount to Parent, if any, required by Section 3.2(i).  In addition, the Stockholder Representatives, in their sole discretion, may pay costs, fees and expenses incurred by or for the benefit of the Stockholders after the Closing Date from the Escrow Fund in connection with the transactions contemplated by this Agreement from any remaining funds in the Escrow Fund after paying all amounts due to Parent.

(c)           Use and Disbursement of Payment Fund.  The Company shall hold the Estimated Payment Fund in a segregated account on behalf of the Stockholders and use such funds for the sole purposes of (i) delivery of the Cash Option Payment, and (ii) delivery of the Closing Per Share Amount in respect of Shares issued and outstanding immediately prior to Closing.  The Stockholder Representatives shall hold the Additional Funds in a segregated account on behalf of the Stockholders and use such funds for the sole purposes of (x) the Additional Option Payment, and (y) delivery of the Additional Funds, if any, in accordance with the terms hereof.

(d)           Payment Procedures.

(i)            Each record holder of a certificate evidencing Shares (a “Certificate”) shall be provided by the Company with a form of letter of transmittal (the “Transmittal Letter”) and instructions for the use thereof to surrender such Certificate to the Stockholder Representatives for payment pursuant to this Section 3.3(d).  The Transmittal Letter shall be in a form as the parties shall reasonably agree and shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate (or an appropriate, in the Stockholder Representatives’ and the Parent’s reasonable judgment, affidavit of loss in respect thereof) to the Company in accordance with the terms of delivery specified in the Transmittal Letter and the instructions for the use thereof in surrendering Certificate(s).

(ii)           Each holder of Shares outstanding immediately prior to the Effective Time (excluding the Cancelled Shares and Dissenting Shares) shall be entitled to receive, upon surrender to the Company for cancellation of the Certificates representing such Shares and a duly executed Transmittal Letter, and subject to any required withholding of Taxes (as determined in good faith by the Company at the direction of the Stockholder Representatives), the Closing Per Share Amount.  If a Stockholder delivers his, her or its Certificate(s), a properly completed Transmittal Letter and payment instructions (including wire transfer instructions if applicable) to the Company at least five (5) Business Days prior to the Closing Date, such Closing Per Share Amount, less the aforesaid reductions, will be paid to such Stockholder promptly following the Effective Time and in no event later than the second Business Day following the Effective Time.  From and after the Effective Time until surrendered to the Company, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive, in accordance with the terms of this Agreement, the Closing Per Share Amount and the Final Adjustment Per Share Amount, if any, into which the Shares previously represented thereby shall have been converted in the Merger.  No interest will accrue or be paid on any amount payable to the holder of any outstanding Shares pursuant to this Agreement.

(iii)          Each holder of Exercisable Options shall be entitled to receive, upon delivery of payment instructions satisfactory to the Company and subject to any required withholding of Taxes (as determined in good faith by the Parent) the Cash Option Payment.  If a holder of Exercisable Options delivers his, her or its payment instructions (including wire transfer instructions if applicable) to the Company at least five (5) Business Days prior to the Closing Date, such Cash Option Payment, less the aforesaid reductions, will be paid to such Stockholder promptly following the Effective Time and in no event later than the second Business Day following the Effective Time

(iv)          If any Additional Funds are received by the Stockholder Representatives from Parent pursuant to Section 3.2(i) the Stockholder Representatives shall, (A) pay to holders of Additional Exercisable Options, if any, who have delivered a duly executed Instruction Letter, and subject to any required withholding of Taxes (as determined in good faith by the Parent), the Additional Option Amount, (B) pay to each Stockholder who has delivered his, her or its Certificate(s), a properly completed Transmittal Letter and payment instructions (including wire transfer instructions if applicable) to the Company, and each holder of Exercisable Options, such Stockholder’s or optionholder’s Final Adjustment Per Share Amount.

(e)           No Further Rights.  All cash paid upon conversion of the Shares in accordance with the terms of this Article III to or for the benefit of Stockholders, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares upon delivery to the Company in its capacity as paying agent hereunder or the Stockholder Representatives, as the case may be, in accordance with the terms hereof.  By approval of the Merger and their execution of the Selling Stockholders’ Agreement, each holder of Shares shall be deemed to have irrevocably authorized Parent to pay the Estimated Merger Consideration, as adjusted, and the Additional Funds, if any, to the Stockholder Representatives, as the case may be, in accordance with the terms of this Article III, and shall further be deemed to have agreed that following such payment by Parent to the Company or the Stockholder Representatives none of Parent or Merger Sub shall have any further liability to such holders with respect to, and such holders shall only look to the Company in its capacity as paying agent hereunder or the Stockholder Representatives for disbursements of, and any liability for, such amounts.

(f)            Lost, Stolen or Destroyed Stock Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate(s) and granting adequate (in the Stockholder Representatives’ reasonable judgment) indemnity against any claim that may be made against the Surviving Corporation, Parent or the Stockholder Representatives with respect to such Certificate(s), the Company or the Stockholder Representatives, as the case may be, shall pay the applicable amount required to be paid hereunder with respect to each share evidenced by such lost, stolen or destroyed Certificate(s).

Section 3.4            Stock Transfer Books.

At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

Section 3.5            Dissenting Shares.

Notwithstanding any other provisions of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Person who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Closing Per Share Amount or the Final Adjustment Per Share Amount.  The holders of Dissenting Shares shall be entitled to receive from the Surviving

Corporation payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of such Section 262 (the “Appraised Value”), except that (i) all Dissenting Shares held by a Person who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Closing Per Share Amount, and the Additional Funds, if any, upon surrender, payable in the manner and subject to the adjustments provided for in Section 3.2, of the certificate or certificates that formerly evidenced such shares of Common Stock, and (ii) in such case, the Surviving Corporation shall promptly deliver the Closing Per Share Amount and the Additional Funds, if any, to the Stockholder Representatives by wire transfer of immediately available funds to an account designated by the Stockholder Representatives.

Section 3.6            Withholdings.

Parent shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal state, local or foreign Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1            Representations and Warranties of the Company.

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent as follows:

(a)           Due Organization and Good Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized does not constitute a Material Adverse Effect. The Company has requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to have such power and authority does not constitute a Material Adverse Effect.

(b)           Authorization of Transaction by the Company. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of a court before which any proceeding therefor may be brought.

(c)           Subsidiaries. Section 4.1(c) of the Company Disclosure Letter contains a list of each Subsidiary of the Company, including its name and its jurisdiction of incorporation or formation. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, each Subsidiary of the Company has been duly incorporated or formed, as the case may be, is validly existing and in good standing in its jurisdiction of incorporation or formation and is in good standing and it is qualified or authorized to do business (as customarily certified by the applicable Governmental Entity in respect of the entities registered in such jurisdictions) under the Laws of every other jurisdiction in which such qualification or authorization is required, except where the failure to be so qualified or otherwise authorized does not constitute a Material Adverse Effect. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, and subject to such changes that occur following the date of this Agreement in accordance with the terms hereof, (A) all of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned directly or indirectly by the Company (the percentage and type of ownership of any Subsidiary of the Company of which the Company does not own all of the issued and outstanding Equity Interests being set forth on Section 4.1 of the Company Disclosure Letter), free and clear of all Encumbrances (other than any restrictions on transfer of securities arising under any applicable federal, state or foreign securities laws), and are duly authorized and validly issued, free of preemptive or any other third party rights and, as to Equity Interests of corporate Subsidiaries, are fully paid and non-assessable, (B) there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock, partnership capital or equivalent of any Subsidiary of the Company or to make any payment based on the value of any Equity Interests of such Subsidiary (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or any wholly owned Subsidiary of the Company) and (C) other than Organizational Documents, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies is a party with respect to voting such Equity Interests. There is no provision of any Acquired Company’s Organizational Documents that would restrict the ability to encumber any of the assets or Equity Interests of an Acquired Company owned by another Acquired Company or that is the Company.

(d)           Governmental Filings. No filings or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, order consent or approval of, any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement by the Company, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under any foreign antitrust, competition or similar law (“Foreign Antitrust Merger Control Laws”), (iii) Governmental Filings that become applicable as a result of matters specifically related to Parent or its Affiliates, (iv) as set forth in Section 4.1(d) of the Company Disclosure Letter, or (v) such other Governmental Filings, the failure of which to be obtained or made do not materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or constitute a Material Adverse Effect.

(e)           Capital Structure. The authorized capital stock of the Company consists of 330,000 shares of Preferred Stock, par value $0.01 per share, 125,000,000 shares of Class A Common Stock, $0.01 per share, 11,000,000 shares of Class B Common Stock, par value $0.01 per share and 125,000,000 shares of Class C Common Stock, par value $0.01 per share.  As of the date hereof (giving effect to all option exercises made prior to or on the date hereof), there are 86,403,448 shares of Class A Common Stock and 11,000,000 shares of Class B Common Stock outstanding and 2,795,000 shares of Class A Common Stock reserved for issuance pursuant to Options outstanding as of the date hereof.   There are no shares of Preferred Stock or Class C Common Stock outstanding.  All of the issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. Subect to changes after the date of this Agreement in accordance with the terms hereof, the Company has no other Equity Interests authorized, issued or outstanding, and there are no subscriptions, agreements, options, warrants, call rights, commitments or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by the Company (other than this Agreement).  Section 4.1 (e) of the Disclosure Letter sets forth (a) each record holder of the outstanding Capital Stock of the Company, and the number of shares of common stock held by each such record holder and (b) each holder of Options, the number of shares subject to each Option and the exercise price per share under each option.

(f)            Financial Statements. The Company has delivered to Parent and Merger Sub a true and complete copy of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present, in all material respects, the financial position of the Acquired Companies as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.  If they are delivered pursuant to this Agreement, the Closing Financial Statements will have been prepared in accordance with GAAP, consistently applied and, upon delivery, will fairly present, in all material respects, the financial position of the Acquired Companies as of the date thereof and their results of operations and cash flows for the period then-ended, subject to normal year-end audit adjustments, which are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and the absence of notes thereto.

(g)           No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements (or the notes thereto), as set forth in Section 4.1(g) of the Company Disclosure Letter, for the Transaction Expenses, none of the Acquired Companies had, as of the Balance Sheet Date, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on (or disclosed in the footnotes to) an audited consolidated balance sheet of the Acquired

Companies (but excluding any liabilities related or attributable to Taxes). Except as set forth in Section 4.1(g) of the Company Disclosure Letter, for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, and for the Transaction Expenses, obligations or liabilities reflected or reserved against (or of a category reflected or reserved against) on the Financial Statements as of and for the three months ended September 30, 2006 or as are not material to the Acquired Companies, taken as a whole, since the Balance Sheet Date none of the Acquired Companies has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

(h)           No Conflict or Violation. Except as set forth in Section 4.1(h) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not (i) assuming all Governmental Filings described in Section 4.1(d) and Section 4.2(c) (other than clause (iii) of Section 4.2(c)) have been obtained or made, violate any applicable Law to which any Acquired Company are subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel or modify any material obligation or result in the loss of any material right under any material Contract of the Acquired Companies or Company Lease; or (iii) create or impose any Encumbrances other than Permitted Encumbrances, on the assets and properties of any Acquired Companies; or (iv) violate the Organizational Documents of any Acquired Company, except with respect to the foregoing clauses (i), (ii) and (iii) above as does not constitute a Material Adverse Effect.

(i)            Legal Proceedings. Except as set forth in Section 4.1(i) of the Company Disclosure Letter, there are no Actions (or group of related Actions) pending, or, to the Knowledge of the Company, threatened in any written or oral notice to the Company that the Company reasonably believes is unresolved which, (i) if adversely determined, would constitute a Material Adverse Effect or (ii) as of the date of this Agreement, challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement. Except as set forth in Section 4.1(i) of the Company Disclosure Letter, no Acquired Company is subject to any material judgment, decree, injunction or order of any Governmental Entity other than any material judgment, decree, injunction or order that is generally applicable to all Persons or to Persons in businesses similar to those of the Acquired Companies.

(j)            Personal Property. Except as may be reflected in the Financial Statements, the Acquired Companies have valid title, free and clear of Encumbrances (except for Permitted Encumbrances), to all the tangible personal property reflected in the most recent balance sheet contained in the Financial Statements and all tangible personal property acquired since the date of the most recent balance sheet contained in the Financial Statements, except for such tangible personal property that has been disposed of in the ordinary course of business or where the failure to have valid title, free and clear of Encumbrances (except for Permitted Encumbrances), does not constitute a Material Adverse Effect.

(k)           Real Property. Section 4.1(k)(i) of the Company Disclosure Letter sets forth the location of all real property owned by any Acquired Company (the “Owned Real Property”). The Company owns with good, valid and marketable title, subject only to Permitted

Encumbrances, all of the material Owned Real Property. Section 4.1(k)(ii) of the Company Disclosure Letter sets forth (x) the location of all real property (the “Leased Real Property”) directly or indirectly leased to any Acquired Company by a third party pursuant to a lease, sublease or other similar agreement under which any Acquired Company is the lessee or sublessee as of the date hereof (collectively, the “Company Leases”) and (y) a list of all Company Leases. Complete copies of all Company Leases, together with any modifications, extensions, amendments and assignments thereof, have heretofore been furnished or made available to Parent. Each of the material Company Leases is in full force and effect, without modification or amendment from the form furnished to Parent and is valid, binding and enforceable in accordance with its respective terms. Except as set forth in Section 4.1(k)(ii) of the Company Disclosure Letter no Acquired Company has assigned its interests under any of the material Company Leases, or subleased all or any part of the space demised thereby, to any third party. No Acquired Company is in default under any material provision of the material Company Leases, and no amount due on any material Company Lease remains unpaid.

(l)            Taxes. Except as set forth in Section 4.1(l) of the Company Disclosure Letter: (i) the Acquired Companies have accurately and timely filed (taking into account properly filed extensions) all income Tax Returns required to have been filed by them, and all such Tax Returns are complete and correct in all respects, except for such Tax Returns the failure of which to file or be complete and correct does not constitute a Material Adverse Effect. The Acquired Companies have timely paid in full all income Taxes due and payable (whether or not shown on such Tax Returns) and all non-income Taxes shown to be due on any Tax Return or, where payment is not yet due, has made adequate provision for all Taxes in the Financial Statements in accordance with GAAP except for such Taxes for which the failure to have paid or make adequate provisions does not constitute a Material Adverse Effect; (ii) there are no pending, current or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations for the assessment or collection of material amounts of Taxes with respect to any Acquired Company except for such claims, actions, suits, proceedings or investigations that do not constitute a Material Adverse Effect; (iii) there are no liens for Taxes against any Acquired Company’s assets, other than liens for Taxes not yet due and payable and for which appropriate reserves have been established or contested in good faith except for such liens that do not constitute a Material Adverse Effect; (iv) the Acquired Companies have not executed or filed with any Governmental Entity any agreement extending the period for assessment or collection of any material amount of income Taxes; (v) no Acquired Company has ever been, or is required to, make any disclosure to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011 of the Treasury Regulations promulgated thereunder; (vi) all Taxes required to be withheld, collected or deposited by or with respect to any Acquired Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority; (vii) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Acquired Company; and (viii) no Acquired Company will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.

(m)          Absence of Certain Changes. Except as set forth in Section 4.1(m) of the Company Disclosure Letter and as otherwise contemplated or permitted hereby, from the

Balance Sheet Date through the date of this Agreement (i) the businesses of the Acquired Companies have been conducted in the ordinary course of business, (ii) there has not occurred any Material Adverse Effect that is continuing and (iii) the Acquired Companies have not discontinued any business material to the Acquired Companies, taken as a whole.

(n)           Company Contracts.

(i)            Section 4.1(n)(i) of the Company Disclosure Letter sets forth a list of Contracts in effect as of the date of this Agreement to which any Acquired Company is a party, which are in the categories listed below (collectively, the “Company Contracts”):

(1)           any employment, management, severance, consulting or similar agreement with the Chief Executive Officer of the Company, with any of the Chief Executive Officer’s direct reports (other than administrative personnel) or with any other employee whose base annual salary exceeds $200,000;

(2)           any Contract evidencing Indebtedness material to any Acquired Company, or under which any of the Acquired Companies have issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness material to the Acquired Companies taken as a whole, or has directly or indirectly guaranteed Indebtedness of any Person (other than any Acquired Company) that are material to the Acquired Companies taken as a whole;

(3)           any license agreement pursuant to which any Acquired Company (i) has acquired the right to use any material Company Intellectual Property, other than software and other Intellectual Property that (1) is generally commercially available and (2) for which any Acquired Company has paid annual license fees of less than $2,000,000 during the 12-month period ending on September 30, 2006, and is not expected to pay annual license fees in excess of $2,000,000 for the fiscal year ending December 31, 2007, or (ii) has granted to any third party, other than any Acquired Company, any material license to use any material Company Intellectual Property owned by any Acquired Company (excluding any such licenses granted in connection with agency subscriber agreements and other customer agreements);

(4)           other than airline content agreements and Contracts made in the ordinary course of business with customers and suppliers, any other Contracts not cancelable without penalties on less than 120 days’ notice and under which any Acquired Company would reasonably be expected to make payments, individually or in the aggregate, in excess of $5,000,000 during any 12-month period;

(5)           any Contract for capital expenditures, or the purchase or sale of any asset or securities of any Person or the acquisition or construction of assets for the benefit and use of any Acquired Company, requiring payments by any Acquired Company in excess of $2,000,000 for any 12-month period;

(6)           any Contract containing a covenant not to compete or any exclusivity provision that materially restricts the ability of any of the Acquired Companies to freely conduct any material aspect of their business;

(7)           any material joint venture agreement, marketing alliance, limited liability company or partnership agreement or similar Contract;

(8)           any Contract related to a material acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by an Acquired Company, other than inventory, since November 1, 2003 or prior to such date to the extent an Acquired Company has any continuing obligations or liabilities to the counterparty to such transaction; and

(9)           any Contract not made in the ordinary course of business which would be required to be filed as an exhibit to the Company’s Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K (not taking into account clause (ii) of Item 601(b)(10) (1)) providing for payment upon a change of control of any of the Acquired Companies or (2) containing a “most favored nations” or similar non-discrimination clause;

(10)         any Contract not made in the ordinary course of business that is material to the Acquired Companies which would prohibit or delay consummation of the Merger or any of the transactions contemplated by this Agreement; or

(11)         any outstanding written or otherwise binding commitment to enter into any agreement of the type described in subsections (1) through (9) of this Section 4.1(n)(i).

(ii)           Except as set forth in Section 4.1(n)(ii) of the Company Disclosure Letter, (i) each Company Contract (A) constitutes a valid and binding obligation of the Acquired Company party thereto and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against the Acquired Company party thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in an Action at law or in equity) and the discretion of any court before which any Action therefor may be brought, (ii) no Acquired Company is or, to the Knowledge of the Company, is alleged to be in breach of or default in any material respect under any Company Contract and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Company Contract.

(o)           Labor. No labor strike, slowdown, lockout, picketing or work stoppage against any of the Acquired Companies is pending or, to the Knowledge of the Company, threatened, and no such labor strike, slowdown or work stoppage has occurred or been threatened at any time within the three years preceding the date of this Agreement. Except as set forth in Section 4.1(o) of the Company Disclosure Letter, no Acquired Company is a party to, bound by or subject to any agreement with any labor organization and, to the Knowledge of the Company, no union organizing activities involving any such labor organization are pending or threatened.

(p)           Compliance With Law.

(i)            Except for Laws relating or attributable to Taxes and employee benefits, which shall be governed exclusively by Section 4.1(l) and Section 4.1(q), respectively,

and except as set forth in Section 4.1(p) of the Company Disclosure Letter, the Acquired Companies are, and since January 1, 2004 have been, operating their respective businesses in compliance with applicable Laws (and their publicly posted privacy policies), except to the extent any non-compliance therewith does not constitute a Material Adverse Effect. Except as set forth in Section 4.1(p) of the Company Disclosure Letter, all approvals, permits and licenses of Governmental Entities (collectively, “Permits”) required for the Acquired Companies to conduct their business, as conducted on the date hereof, are in the possession of the relevant Acquired Company, as applicable, are in full force and effect and the Acquired Companies are and since January 1, 2004 have been operating in compliance therewith, except for such Permits the failure of which to possess or with which to be in compliance does not constitute a Material Adverse Effect.

(ii)           Except as set forth in Section 4.1(p)(ii) of the Company Disclosure Letter or as does not constitute a Material Adverse Effect, the Acquired Companies are, and since January 1, 2004 have been, in compliance in all respects with all applicable Laws and regulations relating to pollution, Hazardous Substances or protection of human health or the environment (“Environmental Laws”), and have obtained and are in compliance in all respects with all Permits required under Environmental Laws. The Acquired Companies have not received notice of any written actions, claims or investigations by any Person alleging liability under, or non-compliance with, any Environmental Laws.

(iii)          Except as set forth in Section 4.1(p)(iii) of the Company Disclosure Letter or as does not constitute a Material Adverse Effect, Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, released or, to the Knowledge of the Company, threatened to be released at or from any of the properties or facilities currently or, to the Knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies in violation of, or in a condition or a manner or to a location that could reasonably be expected to give rise to Damages to any of the Acquired Companies under or relating to, any Environmental Laws.

(q)           Employee Benefit Plans.

(i)            Section 4.1(q)(i) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Company Plan (excluding any employment, management, severance, consulting or similar agreement requiring payment by any Acquired Company of base annual salary of less than $200,000).  Section 4.1(q)(i) of the Company Disclosure Letter also separately lists any funding mechanism or requirement (“Benefit Funding Mechanism”) that will be required to be adopted or satisfied for the benefit of any current or former employee, officer or service provider of any Acquired Company in the future as a result of the transactions contemplated by this Agreement or otherwise.  With respect to each Company Plan, the Company has, prior to the date of this Agreement, made available to Parent true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of Code.  With respect to each Company Plan, the Company has, prior to the date of this Agreement, made available to Parent true and complete copies of the Company

Plan and any amendments thereto.  All contributions required to be made under the terms of each Company Plan with respect to any Acquired Company have been timely made.  None of any Acquired Company, any Company Plan, any trust created under any Company Plan, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Acquired Company, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that could, in any such case, reasonably be expected to be or become a liability of any Acquired Company or any Company Plan.

(ii)           Except as set forth in Section 4.1(q)(ii) of the Company Disclosure Letter, each Company Plan has been established and administered in all material respects in accordance with its terms and applicable Law, including, as to each Company Plan that is subject to United States Law, ERISA and the Code. For each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form since the end of the period covered thereby.  No “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, no material nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.  Except as set forth in Section 4.1(q)(ii) of the Company Disclosure Letter, no Company Plan is a split-dollar life insurance program or otherwise provides for loans to any Affected Employee who would constitute an executive officer of the Company (within the meaning of The Sarbanes-Oxley Act of 2002).

(iii)          Each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) intended to be qualified under Section 401(a) of the Code and has received a favorable determination letter as to its qualification. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust or otherwise subject the Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, material fine, material lien, material penalty or other material liability imposed by ERISA, the Code or 1other applicable Laws. Except as set forth in Section 4.2(q)(iii)(a) of the Company Disclosure Letter, no Company Plan is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company and its Affiliates that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). With respect to each Company Plan that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, except as set forth in Section 4.1(q)(iii)(b) of the Company Disclosure Letter, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports. No Company Plan is a “multiemployer plan” (as defined in

Section 4001(a)(3) of ERISA) and neither the Company, its Subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. Except as set forth in Section 4.1(q)(iii)(c) of the Company Disclosure Letter, no Company Plan provides for post-employment or post-retirement health, medical or life insurance benefits for Affected Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(iv)          With respect to each Company Plan, (A) no material Action is pending or, to the Knowledge of the Company, threatened, (B) no facts or circumstances exist that reasonably could give rise to any material Actions and (C) no written or oral communication has been received from the Pension Benefit Guaranty Corporation concerning the funded status thereof or any transfer of assets and liabilities therefrom in connection with the transactions contemplated herein.

(v)           Except as set forth in Section 4.1(q)(v)(A) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event (A) entitle any current or former employee, officer or other service provider of the Acquired Companies to severance pay, unemployment compensation or any other payment in excess of $100,000 (or any increase in such payment) other than in their capacity solely as a Stockholder or an Option holder, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other service provider or payable pursuant to a Benefit Funding Mechanism, (C) limit or restrict the right of any Acquired Company to merge, amend or terminate any Company Plan or Benefit Funding Mechanism or (D) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.  Section 3.2(q)(v)(B) of the Company Disclosure Letter includes a schedule of all amounts that could become payable under the Retention Program.

(vi)          Except as set forth in Section 4.1(q)(vi) of the Company Disclosure Letter, the Company has no contractual obligation to make any tax gross-up payments as a result of the golden parachute excise tax of Section 4999 of the Code.

(vii)         With respect to each Foreign Plan, each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(viii)        Except as set forth in Section 4.1(q)(viii) of the Company Disclosure Letter, the fair market value of the assets of each Foreign Plan required to be funded under applicable local Law, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(r)            Intellectual Property.

(i)            Section 4.1(r)(I) of the Company Disclosure Letter sets forth, for the Company Intellectual Property owned by the Acquired Companies, a list of all material U.S. and foreign: (a) patents and patent applications; (b) trademark registrations and applications; (c) Internet domain name registrations; (d) copyright registrations and applications and (e) unregistered common law trademarks and service marks material to the business of the Acquired Companies. Except as set forth in Section 4.1(r)(II) of the Company Disclosure Letter, to the Knowledge of the Company, the foregoing registrations and applications that are material to and currently used in the businesses of the Acquired Companies are, in the case of registrations, in effect and subsisting, and in the case of applications, pending and are not subject to any action alleging the invalidity of any such registration or seeking to have any such registration or application canceled, re-examined or found invalid.

(ii)           Except as does not constitute a Material Adverse Effect or as set forth in Section 4.1(r)(ii) of the Company Disclosure Letter, (a) to the Knowledge of the Company, the conduct of the business of the Acquired Companies as currently conducted does not infringe, misappropriate or dilute any Person’s Intellectual Property, and there is no claim pending or, to the Knowledge of the Company threatened against the Acquired Companies alleging such infringement or other violation, (b) to the Knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property owned by the Acquired Companies, and no claims are pending or, to the Knowledge of the Company, threatened against any Person by any Acquired Company alleging such infringement or other violation and (c) subject to Section 4.1(r)(ii)(a), the Acquired Companies own or have the right to use all of the Intellectual Property used by the Acquired Companies in their businesses as currently conducted, free and clear of Encumbrances (except Permitted Encumbrances) on the Acquired Companies’ rights in such Intellectual Property.

(iii)          The Acquired Companies use commercially reasonable efforts to (a) maintain registrations for registered Company Intellectual Property that is material to the businesses of the Acquired Companies and (b) protect the confidentiality of their material confidential information. Except as does not constitute a Material Adverse Effect, employees who contributed to the creation or invention of Intellectual Property in which the Acquired Companies assert ownership have assigned to the Company all of their rights therein that did not initially vest in the Company by operation of law.

(iv)          The Acquired Companies use commercially reasonable efforts, consistent with their internal policies and procedures, to protect personally identifiable information provided by the Acquired Company customers and website users from unauthorized disclosure or use. Except as set forth in Section 4.1(r)(iv) of the Company Disclosure Letter and except as does not constitute a Material Adverse Effect, (i) the Acquired Companies use commercially reasonable efforts, consistent with their internal policies and procedures, to protect the integrity and security of their information technology systems, websites, databases and networks and the information transmitted thereby or stored therein and none of them have, as of the date of this Agreement, any Actions pending against them regarding the foregoing and (ii) no Acquired Company has received any complaints during the two years prior to the date of this Agreement relating thereto.

(s)           Brokers’ Fees. Except as set forth in Section 4.1(s) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, for which any of the Acquired Companies or Parent has or will have any liability.

(t)            Insurance Coverage. The Company has furnished to Parent and Merger Sub a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Acquired Companies. All such policies are valid and in full force and effect and, except as set forth in Section 4.1(t) of the Company Disclosure Letter, no written notice of cancellation or termination has been received by the Acquired Companies with respect to any such policy. All premiums due on such policies have been paid and none of the Acquired Companies is in default under any material obligation of any such policy.

(u)           Sufficiency of Assets. As of the Closing Date, the assets, rights and Permits of the Acquired Companies will be in all material respects the assets, rights and Permits that are used to conduct the business of the Acquired Companies as currently conducted, it being understood that no representation is being made with respect to any assets, rights or Permits not owned by the Acquired Companies.

(v)           Indebtedness.  Following the repayment of any Indebtedness constituting Estimated Closing Net Indebtedness at Closing, the Company and its Subsidiaries shall have no other Indebtedness (other than Indebtedness of the type described in clause (ii)(A), clause (iii), clause (iv) and clause (v) of the definition of Indebtedness) immediately after such repayment other than Indebtedness incurred by the Company on the Closing Date in connection with the Debt Financing and any outstanding 9 5/8% Senior Notes due 2011 issued by Worldspan, L.P. and WS Financing Corp.

Section 4.2      Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)           Due Organization and Good Standing of Parent and Merger Sub.   Each of Parent and Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Authorization of Transaction by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement or to consummate the transactions contemplated by this

Agreement.  This Agreement has been duly executed and delivered by and Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company and the Stockholder Representatives, constitutes, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c)           Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under Foreign Antitrust Merger Control Laws, (iii) Governmental Filings that become applicable as a result of matters specifically related to the Company or its Affiliates, (iv) as set forth in Section 4.2(c) of the Parent Disclosure Letter or (v) such other Governmental Filings the failure of which to be obtained or made would not materially impair or delay Parent’s ability to consummate the transactions contemplated by this Agreement.

(d)           No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement do not (i) assuming all authorizations, consents and approvals described in Section 4.1(d) (other than clause (iii) thereof ) and Section 4.2(c) have been obtained or made, violate any applicable Law to which Parent or Merger Sub is subject; (ii) require a consent or approval under, conflict with, result in a violation, termination or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Parent or Merger Sub is a party; or (iii) violate the Organizational Documents of Parent or Merger Sub, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, materially impair or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(e)           Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent or Merger Sub, threatened in any written or oral notice to the Parent or Merger Sub that Parent or Merger Sub reasonably believes is unresolved which, as of the date of this Agreement, challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement. Nether Parent nor Merger Sub is subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(f)            Funding.

(i)            Section 4.2(f)(i) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of the executed commitment letter from Credit Suisse, Credit Suisse Securities (USA) LLC, UBS Loan Finance LLC, UBS Securities LLC, Lehman Brothers

Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent and Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(ii)           As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect.  The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, there are no other agreements, side letters or arrangements relating to the Debt Commitment Letter that could affect the availability of the Debt Financing.  Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter.  Parent has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.  The aggregate proceeds from the Debt Commitment Letter and other available funds will constitute all of the financing required to be provided by Parent, and will be sufficient for the satisfaction of all of Parent’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Estimated Merger Consideration and the Additional Funds, if any, and the payment of all associated costs and expenses.  The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein.

(g)           Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, for which the Company or any of its Subsidiaries have or will have any liability.

(h)           Other Business Interests. Section 4.2(h) of the Parent Disclosure Letter lists, as of the date of this Agreement, with respect to the private equity funds of which Affiliates of the Blackstone Group serve as general partner and investment adviser, all portfolio company investees in which such private equity funds own more than a five percent stake.

(i)            Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct wholly-owned Subsidiary of Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  All the issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by Parent.

Section 4.3            No Other Representations or Warranties.

Except for the representations and warranties contained in Section 4.1 and Section 4.2, neither Parent, Merger Sub, the Company nor any other Person on behalf of Parent, Merger

Sub or the Company or any of their respective Affiliates makes any express or implied representation or warranty with respect to the Company or any of its respective Affiliates or with respect to any other information provided to Parent, Merger Sub, their Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub, their Affiliates, agents or representatives or any Person resulting from the transactions contemplated by this Agreement or Parent’s or Merger Sub’s use of, or the use by any of Parent’s or Merger Sub’s Affiliates, agents or representatives of, any such information, including any information, documents, projections, forecasts of other material made available to Parent, Merger Sub, their Affiliates or representatives in certain management presentations or other due diligence materials in expectation of the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Section 4.1 or Section 4.2. The Company disclaims any and all other representations and warranties, whether express or implied.

ARTICLE V

COVENANTS

Section 5.1         Conduct of the Company’s Business.

(a)           The Company agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1 of the Company Disclosure Letter or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall conduct its businesses and operations in the ordinary course of business and, subject to clauses (i) through (iv) above, shall not and shall cause its Subsidiaries not to:

(i)            authorize or effect any amendment to or change its Organizational Documents in any material respect (it being understood that any such change that would negatively affect the Debt Financing shall be deemed to be material);

(ii)           in the case of all Acquired Companies other than the Company, issue or authorize issuance of any Equity Interests, or grant any options, warrants, or other rights to purchase or obtain any of its Equity Interests or issue, sell or otherwise dispose of any of its Equity Interests, other than to an Acquired Company;

(iii)          issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any material capitalized lease obligation, in each case, which is not prepayable, and other than intercompany Indebtedness or any hedging or swap transaction entered into with respect to any floating rate notes issued in connection with the Recapitalization;

(iv)          except in the ordinary course of business (A) with respect to Contracts that are not Specified Contracts, (1) enter into any Contract that, had it been entered into prior to the date hereof, would be a Company Contract, or, (2) materially amend, modify, terminate or cancel (I) any existing Company Contract or Contract with any Affiliate of the Company or (II) any Contract that is, or had it been entered into prior to the date hereof would be, a Company Contract, or (B) enter into, materially amend, modify, terminate or cancel any Specified Contract;

(v)           enter into an agreement to satisfy its obligations with respect to the FASA Amount or any portion of the FASA Amount, or establish a trust fund to pre-pay or defease its obligations with respect to all or any portion of the FASA Amount;

(vi)          except in the ordinary course of business, sell, lease, license, transfer or otherwise dispose of any of the material property rights (including material Intellectual Property), assets or rights of the Acquired Companies, taken as a whole, other than distributions of cash to any Affiliate of the Company, and other than as required pursuant to existing contracts or commitments;

(vii)         make any capital expenditure, or commitments therefor in excess of an amount $7,000,000 greater annually than the amounts set forth in the capital expenditure budget set forth in Section 5.1(a)(vii) of the Company Disclosure Letter the (“Capex Budget“);

(viii)        cancel, compromise or settle any material Action, or intentionally waive or release any material rights, of any Acquired Company;

(ix)           adopt, enter into, amend, alter, or terminate (or grant any waiver or consent under) any Company Plan or grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of (i) the Chief Executive Officer of the Company, any of the Chief Executive Officer’s direct reports (other than administrative personnel) or any employee acting in a similar capacity or (ii) any other employee of the Acquired Companies, except in any such case as required under applicable Law, any existing Company Plan or any existing employment agreement and, solely in respect of clause (ii), except in the ordinary course of business;

(x)            make any changes to their accounting principles or practices, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation of the relevant Acquired Company;

(xi)           acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit or make any investment in any Person, other than any minority interest that may be acquired as a result of any settlement of litigation or in connection with any transaction with a customer;

(xii)          discontinue any business material to the Acquired Companies;

(xiii)         other than as contemplated by the Recapitalization, declare, set aside or pay any dividend or distribution on or in respect of any of its Equity Interests, other than any dividend or distribution paid prior to the Closing Date exclusively in cash, Equity Interests of any Acquired Company or a combination of Equity Interests of any Acquired Company and cash in the case of Equity Interests, to the extent distributed to the Company or a wholly-owned Subsidiary of the Company (including tax distributions);

(xiv)        change in any material respect the policies or practices of any Acquired Company with regard to the extension of discounts or credit to customers or collection of receivables from customers;

(xv)         (A) make or change any material Tax election, file any amended Tax Return, or settle or compromise any proceeding with respect to any material Tax claim or assessment related to any Acquired Company, that, in each case, reasonably could increase Taxes of such Acquired Company after the Closing; (B) surrender any right to claim a refund of material Taxes that would be for Parent’s account under this Agreement; or (C) change any accounting method with respect to material Taxes, or enter into any closing agreement;

(xvi)        other than the Recapitalization, enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(xvii)       agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xvi) above.

(b)           From and after the date hereof until the Closing, the Acquired Companies shall use commercially reasonable efforts to execute the Capex Budget for such period adjusted on a pro rata basis for the number of months elapsed in the fiscal year as of the Closing Date.

(c)           Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give Parent any right to manage, control, direct or be involved in the management of the Company, or their respective Subsidiaries or businesses prior to the Closing.

Section 5.2            Employment Matters.

(a)           Upon the Closing Date, the Acquired Companies shall continue to employ all individuals who are employees of any Acquired Company on the Closing Date, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Affected Employees“). Parent shall cause the Acquired Companies to assume, continue and honor the terms of any employment agreement with any Affected Employee.  The Parent shall not, and following the Closing shall cause the Company not to, make any Parent Controlled Employee Payment.  Until at least twelve months after the Closing Date, Parent shall not reduce any Affected Employee’s base salary or incentive compensation opportunity, each as in effect immediately prior to the Closing Date (provided, however, that the foregoing shall not restrict Parent’s or the Acquired Companies’ ability to choose the form of such incentive compensation opportunity), and shall provide employee benefits and compensation (excluding equity-based benefits and compensation) to Affected Employees that are no less favorable in the aggregate (excluding, for this purpose, any compensation arrangements designed for the transactions contemplated by this Agreement) than those provided to such persons immediately prior to the Closing Date whether or not arising under a Company Plan. Periods of employment with any Acquired Company (including, without limitation, any current or former Affiliate of the Company or any predecessor, to the extent previously recognized under the Company Plans), shall be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits (including severance) of any employee under all employee benefit plans offered by Parent or an Affiliate of Parent to the Affected Employees, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but excluding for purposes of any defined benefit pension plan or post-employment welfare benefit plan). Parent shall cause the Acquired Companies to (i) waive any limitation on medical coverage of Affected Employees due to pre-existing conditions under the applicable medical plan of Parent to the extent such Affected Employees are currently covered under a medical employee benefit plan of any Acquired Company or their Affiliates and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of the Company or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Parent or an Affiliate of Parent for such year.

(b)           Notwithstanding the general provisions of Section 5.2(a), until at least twelve months after the Closing Date, Parent shall, and shall cause its Affiliates to, provide each Affected Employee with severance benefits that are no less favorable than (i) those that would have been provided to such Affected Employee immediately prior to the Closing Date, or (ii) those provided for in Section 5.3 of the Company Disclosure Letter.

(c)           Within 6 months prior to the Closing, the Company shall seek an approval by more than 75 percent of the applicable shareholders within the meaning of Section 280G(b)(5)(B) of the Code of  “excess parachute payments” within the meaning of Section 280G of the Code or shall use its reasonable best efforts to take such other action as it may deem appropriate to the extent necessary so that the deduction of such payments and benefits, whether provided before or after the Closing, is not limited by Section 280G of the Code, except as such limitation is caused or triggered by any Parent Controlled Employee Payment.

(d)           Parent and the Company acknowledge and agree that all provisions contained in this Section 5.2 and Section 5.3 with respect to Affected Employees are included for the sole benefit of Parent and the Company and shall not create any right (i) in any other Person, including, Affected Employees, Company Plans or any beneficiary thereof, (ii) to continued employment with Parent, the Company or any of their respective Affiliates, or (iii) to have any provision of this Agreement treated as an amendment to any Company Plan.

Section 5.3            Retention Payments.

Parent shall take all actions necessary to assume and honor any Company Plan that expressly requires such assumption. Except as provided in Section 5.3 of the Company Disclosure Letter, Parent and the Acquired Companies shall be solely responsible for all liabilities relating to the amendment, termination or alleged termination of any Company Plan following the Closing Date.  Prior to the Closing, the Company shall adopt a retention program (the “Retention Program“) containing the terms and conditions set forth in Section 5.3 of the

Company Disclosure Letter for its key employees.  The parties hereby acknowledge and agree to the obligation to make the payments set forth in Section 5.3 of the Company Disclosure Letter.

Section 5.4            Publicity.

Parent and the Company agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Parent and the Company agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior consent of Parent and the Company, except as (i) such release or announcement, upon the advice of outside counsel, may be required by Law, in which case the party required to make the release or announcement, to the extent practicable after using reasonable best efforts to avoid such disclosure, shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and (ii) the Company may disclose any information concerning the transactions contemplated by this Agreement which it deems appropriate in its reasonable judgment after reasonable advance notice to Buyer, in light of its status as a reporting company, including without limitation to securities analysts and institutional investors and in press interviews and Governmental Filings.

Section 5.5            Confidentiality.

Parent and its representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement.  The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2 in accordance with its terms.

Section 5.6            Access to Information.

(a)           Subject to Section 5.5, the Company shall cause its officers, directors, employees, auditors and other agents to afford the officers, directors, employees, auditors, providers of financing, counsel, financial advisors and other agents of Parent reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Acquired Companies and their books and records, and shall furnish Parent with such financial, operating and other data and information with respect to the Acquired Companies, as Parent, through its officers, employees, auditors, providers of financing, counsel, financial advisors or other agents, may reasonably request. In exercising its rights hereunder, Parent shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Acquired Companies prior to Closing. Parent acknowledges and agrees that any contact by Parent and its agents and representatives with officers, employees, customers or agents of the Acquired Companies hereunder shall be arranged and supervised by representatives of the Company, unless the Company otherwise expressly consents with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of its Affiliates (including the Acquired Companies) shall be required to disclose to Parent or any agent or representative thereof any information (i) relating to any sale or divestiture process conducted by the Company or its Affiliates for the Company or its business or the Company’s or its Affiliates’ (or their representatives’) evaluation of the Company or its business in connection therewith, including projections, financial or other information relating thereto, (ii) if doing so, in the Company’s good faith opinion, could violate any Contract or Law to which the Company or any of its Affiliates (including the Acquired Companies) is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including without limitation, the attorney-client and work product privileges), or (iii) that is, in the reasonable determination of the Company, of a competitively sensitive nature, including but not limited to customer and supplier pricing information and information relating to any ongoing litigation between any Acquired Company and Orbitz, LLC or any of its Affiliates.

(b)           After the Closing for a period of seven years, upon reasonable written notice, Buyer shall furnish or cause to be furnished to the Stockholder Representatives and their counsel, auditors, agents and representatives reasonable access, during normal business hours, to such information and assistance relating solely to the Acquired Companies as is necessary for any reasonable business purpose, including, without limitation, financial reporting and accounting matters or in connection with any disclosure obligation or the defense of any Action. The Stockholder Representatives shall reimburse the Company for reasonable out-of-pocket costs and expenses incurred in assisting the Stockholder Representatives pursuant to this Section 5.6(b).

Section 5.7            Filings and Authorizations, Including HSR Act Filing.

(a)           The Company, on the one hand, and Parent, on the other hand, shall, and shall each cause its Affiliates to, promptly file or cause to be filed all necessary Governmental Filings, including, but not limited to, (i) as promptly as practicable but in no event later than ten Business Days of the date of this Agreement file all required Governmental Filings under the HSR Act, (ii) as promptly as practicable file all required Governmental Filings under Foreign Antitrust Merger Control Laws, and (iii) submissions of additional information requested by any Governmental Entity. Each of Parent and the Company further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of Parent and the Company agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.

(b)           In addition to the agreements set forth in Section 5.7(a) above, Parent shall use reasonable best efforts to obtain the consents, approvals, waivers or other authorizations from Governmental Entities, including without limitation, any antitrust clearance under the HSR Act and any Foreign Antitrust Merger Control Laws, as promptly as practicable, and in any event prior to the Outside Date, and that any conditions set forth in or established by any such consents, clearances, approvals, waivers or other authorizations from Governmental Entities are wholly satisfied.  Parent’s obligation under this Section 5.7(b) includes and is limited to the following:

(i)            offering and agreeing to an order providing for the divestiture or holding separate by Parent and its Affiliates of such properties, assets, operations or businesses of any of the Acquired Companies as are necessary to permit Parent fully to complete the transactions contemplated by this Agreement; provided, however, that (A) none of Parent, the Company, nor any of their Affiliates shall be obligated to (or, in the case of the Acquired Companies, shall, without Parent’s prior written consent) offer or agree to an order providing for the divesture or holding separate by Parent, the Company, or any of their Affiliates of any properties, assets, operations or businesses of the Parent, or of any portion of the Acquired Companies to the extent that such divesture or holding separate of any portion of the Acquired Companies would be reasonably likely to result in a material and adverse effect on the Acquired Companies or Parent and its Subsidiaries; (B) none of Parent, the Company, nor any of their Affiliates shall be obligated to (or, in the case of the Acquired Companies, shall, without Parent’s prior written consent) offer or agree to an order providing for the divestiture or holding separate by Parent, the Company or any of their Affiliates of any properties, assets, operations or businesses responsible for any of the aggregate revenues of the Acquired Companies derived from Online Travel Agencies and (C) none of Parent, the Company, nor any of their Affiliates shall be obligated to (or, in the case of the Acquired Companies, shall, without Parent’s prior written consent) offer or agree to an order providing for the divestiture or holding separate by Parent, the Company, or any of their Affiliates of any properties, assets, operations or businesses responsible for more than twenty (20) percent of the segments of the Acquired Companies derived from Traditional Travel Agencies in the twelve months prior to the date of such determination; provided, however, that Parent agrees that, notwithstanding anything to the contrary contained herein, the Acquired Companies may modify their Contracts with Traditional Travel Agencies representing up to twenty(20) percent of the segments of the Acquired Companies derived from Traditional Travel Agencies in the twelve months prior to the date of such determination to permit any such Traditional Travel Agency to cancel its Contract with any of the Acquired Companies on thirty days notice and, to the extent the Acquired Companies so modify such Contracts, the percentages specified in this clause 5.7(b)(i)(C) above shall be correspondingly reduced.

(ii)           Parent and the Company agree to oppose fully and vigorously any Action relating to this Agreement or the transactions contemplated by this Agreement, including, without limitation, to appeal promptly any adverse decision or order by any Governmental Entity or, if reasonably requested by the Company or Parent, as the case may be, to commence or threaten to commence and to pursue vigorously any Action reasonably believed to be helpful in obtaining authorization from Governmental Entities or in terminating any outstanding Action; it being understood that the costs and expenses of all such Action shall be borne by Parent.

(c)           The parties agree that if a Request for Additional Information (“Second Request“) is issued by either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission in connection with the Governmental Filings under the HSR Act made by the parties, the parties will substantially comply with the Second Request as soon as reasonably practicable but in no event later than ninety (90) days after the receipt of the Second Request.

(d)           Blackstone hereby agrees to comply with this Section 5.7 to the extent applicable to an Affiliate of Parent.

Section 5.8            Director and Officer Liability; Indemnification.

(a)           If the Closing occurs, Parent shall and shall cause the Acquired Companies to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, managers or employees of any of the Acquired Companies (or their respective predecessors) (collectively, the “Company Indemnitees“), as provided in (i) the Organizational Documents of any of the Acquired Companies in effect on the date of this Agreement or (ii) any agreement providing for indemnification by any Acquired Company of any of the Company Indemnitees in effect on the date of this Agreement and which is disclosed to Parent on or before the date hereof (an “Indemnity Agreement“) to which any Acquired Company is a party shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect on equal or more favorable terms (including, at the option of Parent, in new indemnity agreements) and be honored by the Acquired Companies after the Closing; provided, that such indemnification shall be subject to limitations imposed from time to time by Law. Parent further agrees to assume or cause each Acquired Company to comply with the indemnification and continuing insurance obligations of such Acquired Company under each of the agreements set forth on Section 5.8 of the Company Disclosure Letter or provide for new insurance agreements with at least the same level of protection. Without the prior written consent of such Company Indemnitee, Parent shall not and shall cause the Acquired Companies not to settle any matter for which it or they are providing indemnification to any Company Indemnitee other than any settlement exclusively requiring the payment of monetary damages to be paid entirely by or on behalf of the indemnifying party.

(b)           For six years from the Closing, Parent shall cause to be maintained in effect for the benefit of the Company’s directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring prior to the Closing (the “D&O Insurance“) covering each such person currently covered by the officers’ and directors’ liability insurance policies held by or for the benefit of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, that the Company and its Subsidiaries shall not be obligated to pay annual premiums for such D&O Insurance in excess of 200% of the current premiums paid by the Company for such insurance, in which case, Parent shall cause the Company and its Subsidiaries to obtain as much coverage as possible under substantially similar policies for such maximum amount in aggregate premiums.  Parent may satisfy its obligations under this Section 5.8(b) by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Closing, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c)           Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing) is made against any person covered by the D&O Insurance on or prior to the sixth anniversary of the Closing, the provisions of this Section 5.8 shall continue in effect until the final disposition of such Action.

(d)           In the event that the Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

(e)           The obligations of Parent under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

Section 5.9            Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting or enhancing the obligations of the parties under Section 5.7, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties (including Governmental Entities); (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.  Notwithstanding the foregoing, and subject to Section 5.7, none of the Company, Parent or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval, other than any payment to a Governmental Entity necessary for the satisfaction of the conditions contained in Article VI.

(b)           Each party hereto shall promptly inform the others of any communication with any Governmental Entity regarding any of the transactions contemplated by this Agreement or the securing of necessary approvals therefor. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 5.10         Termination of Agreements.  On and as of the Closing, except as set forth in Section 5.10 of the Company Disclosure Letter, all Contracts between any of the Acquired Companies, on the one hand, and the Stockholders or any of their Affiliates, on the other hand, including, without limitation, the Stockholders Agreement and the Registration Rights Agreement, but excluding any employment-related Contracts with Stockholders who are employees or former employees of any of the Acquired Companies (the “Terminating Contracts“) shall be terminated as between them without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.  Parent agrees to take, and to cause the Acquired Companies to take, and the Stockholder Representatives agree to take, and to cause their Affiliates to take, any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.

Section 5.11         Tax Matters.

(a)           Tax Return Preparation.

(i)            To the extent not filed prior to the Closing Date, Parent shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by any Acquired Company for all Pre-Closing Tax Periods (each, a “Pre-Closing Period Tax Return“). Parent shall prepare such returns in a manner consistent with past practice, except as required by applicable Law.  The Stockholder Representatives shall reimburse Parent for any reasonable third-party expenses attributable to the preparation and filing of such Pre-Closing Tax Returns and shall allow Parent reasonable access to any and all data and information reasonably necessary for the preparation of such Pre-Closing Period Tax Returns and shall cooperate fully with Parent in the preparation of such Pre-Closing Period Tax Returns. With respect to each Pre-Closing Period Tax Return filed after the Closing Date, no later than sixty (60) days prior to the due date (taking into account any valid extensions thereof) (the “Due Date“) for the filing of such Pre-Closing Period Tax Return, Parent shall submit, or cause to be submitted, to the Stockholder Representatives for their review a draft of such Pre-Closing Period Tax Return. Within thirty (30) days following the Stockholder Representatives’ receipt of such Pre-Closing Period Tax Return, the Stockholder Representatives shall have the right to object to such Pre-Closing Period Tax Return by written notice to Parent. If the Stockholder Representatives do not object by written notice to Parent within such time period, such Pre-Closing Period Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 5.11(a)(i).  If the Stockholder Representatives object to such Pre-Closing Period Tax Return, they shall notify Parent in writing of the disputed item (or items) and the basis for their objection, and the Stockholder Representatives and Parent shall act in good faith to resolve any such dispute as promptly as practicable. If Parent and the Stockholder Representatives have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both Parent and the Stockholder Representatives, and who shall make such determination within ten (10) days from the date of presentation but in no event later than five (5) days prior to the Due Date of such Pre-Closing Period Tax Return. With respect to each such Pre-Closing Period Tax Return, no later than two (2) days prior to the Due Date of such Pre-Closing Period Tax Return, (x) Parent shall submit to the Stockholder Representatives a final draft of such Pre-Closing Period Tax Return and (y) the Stockholder Representatives shall pay to Parent an amount equal to the liability for Pre-Closing Taxes that are shown to be due and payable on the face of such Pre-Closing Period Tax Return to the extent such Taxes exceed the accrual for such Taxes in the determination of Final Net Working Capital.  Parent shall cause the applicable Acquired Company to file each Pre-Closing

Period Tax Return and pay to the applicable Tax authority all amounts shown to be due and payable on the face of such Pre-Closing Period Tax Return.

(ii)           Parent shall, or shall cause each Acquired Company to, prepare (or cause to be prepared) all Tax Returns that are required to be filed by each Acquired Company for all Straddle Periods (each, a “Straddle Period Tax Return“). All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by applicable Law.  Any reasonable third-party expenses attributable to the preparation and filing of any such Straddle Period Tax Return shall be allocated to the Interim Period of such Straddle Period in accordance with the allocation of the Taxes shown on such Straddle Period Tax Return to such Interim Period and the Stockholder Representatives shall reimburse Parent for any such expenses that are allocated to the Interim Period of such Straddle Period.  With respect to each Straddle Period Tax Return, no later than sixty (60) days prior to the Due Date for the filing of such Straddle Period Tax Return, Parent shall submit, or cause to be submitted, to the Stockholder Representatives for their review a draft of such Straddle Period Tax Return, and shall notify the Stockholder Representatives of Parent’s calculation of the Taxes of such Straddle Period allocated to the Interim Period of such Straddle Period (in accordance with this Agreement). Within thirty (30) days following the Stockholder Representatives’ receipt of such Straddle Period Tax Return (and the calculation of the Taxes allocated to the Interim Period of the Straddle Period), the Stockholder Representatives shall have the right to object to such Straddle Period Tax Return or calculation by written notice to Parent. If the Stockholder Representatives do not object by written notice to Parent within such time period, such Straddle Period Tax Return and calculation shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 5.11(a)(ii). If the Stockholder Representatives object to such Straddle Period Tax Return and/or calculation of the Taxes allocated to the Interim Period of the Straddle Period (in accordance with this Agreement), they shall notify Parent in writing of the disputed item (or items) and the basis for its objection, and the Stockholder Representatives and Parent shall act in good faith to resolve any such dispute as promptly as practicable. If the Stockholder Representatives and Parent have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both the Stockholder Representatives and Parent, and who shall make such determination within ten (10) days but in no event later than five (5) days prior to the Due Date of such Straddle Period Tax Return. With respect to each Straddle Period Tax Return, no later than two (2) days prior to the Due Date of such Straddle Period Tax Return, the Stockholder Representatives shall pay to Parent an amount equal to the Pre-Closing Taxes that are shown to be due and payable on the face of such Straddle Period Tax Return that are allocable to any Interim Period, in accordance with the principles set forth in the definition of the term “Pre-Closing Taxes” (net of any estimated Taxes or other amounts paid to any taxing authority in respect thereof on or before the Closing) to the extent such amount exceeds the accrual for such Taxes in the determination of Final Net Working Capital.  Parent shall cause the Company or applicable Subsidiary (as the case may be) to file each Straddle Period Tax Return and pay to the applicable Tax authority all amounts shown to be due and payable on the face of such Straddle Period Tax Return.

(b)           Tax Matters Cooperation. Parent, the Acquired Companies and the Stockholder Representatives shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax

Returns of the Acquired Companies and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies, the Stockholder Representatives and Parent shall (i) retain all books and records with respect to Tax matters pertinent to each of the Acquired Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholder Representatives, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(c)           Limitations on Actions Affecting Pre-Closing Taxes. Except as required by applicable Law, neither Parent nor any of its Affiliates (including, after the Closing, the Acquired Companies) shall, without the prior written consent of the Stockholder Representatives, make or change any Pre-Closing Tax Period Tax election of or with respect to any Acquired Company or amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of any Acquired Company for a Pre-Closing Tax Period (or portion thereof) that could result in any increased Tax liability of any Acquired Company (or any of their Affiliates) in respect of a Pre-Closing Tax Period (or portion thereof).

(d)           Certain Tax Agreements. As of the Closing, all Tax indemnification agreements and Tax sharing agreements between the Company or its Subsidiaries shall be terminated and, after the Closing, the Acquired Companies shall have no further rights or obligations under any such Tax indemnification agreement or Tax sharing agreement.

(e)           Tax Indemnification.

(i)            The Stockholder Representatives shall be responsible for, and shall indemnify Parent, the Company, and Affiliates thereof for, severally and not jointly, any Damages attributable to (a) Pre-Closing Taxes, (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (c) all Taxes of any person imposed on any Acquired Company or any other liability imposed under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company or any of its Subsidiaries was obligated, or was a party, on or prior to the Closing Date, (d) notwithstanding Section 8.4, any loss, liability, claim, damage or expense attributable to any breach of any representation or warranty contained in Section 4.1(l)(v), Section 4.1(l)(vii) or Section 4.1(l)(viii) to the extent in any case, the amount of such Taxes exceeds the accrual for such Taxes in the determination of Final Net Working Capital, (e) the actual cost (net of any net operating loss carryforward available from a Pre-Closing Tax Period available to reduce such cost) to the Company of not being able to deduct any payment, benefit or compensation in accordance with any Applicable Employee Plan required to be provided after the Closing to current or former employees of any of the Acquired Companies as a result of the application of Section 280G thereto (except as such lack of deductibility is caused or triggered by any Parent Controlled Employee Payment) and (f) the value and cost to the Company of any gross-up payable to any person who owes an excise tax under Section 4999 of the Code if the liability for such excise tax arises out of or is triggered by a payment, benefit or compensation in accordance with an Applicable Employee Plan (except as such excise tax is caused or triggered by any Parent Controlled Employee Payment).

(ii)           In calculating amounts payable pursuant to this Section 5.11(e), with respect to liabilities or indemnified amounts for any Acquired Company such amounts shall be determined without duplication and computed net of any Tax Benefit Actually Realized by any payee or its Affiliate; provided, however, that if a Tax Benefit attributable to an amount paid pursuant to this Section 5.11(e) is Actually Realized after the payment date of such amount paid the party realizing such Tax Benefit shall promptly pay it to the other party; provided, further, that in the event a Tax Benefit is reduced as a result of a determination by any Governmental Entity in a later year, the indemnified party shall be reimbursed by the indemnifying party for such reduction. The determination of whether there has been a Tax Benefit shall be made solely at the indemnified party’s good faith discretion. In computing the amount of any such Tax Benefit, the indemnified party shall be deemed to recognize all other items of loss, deduction or credit before recognizing any item arising from the payment of any indemnified Tax.

(iii)          Notwithstanding any other provision of this Agreement, (A) neither the Stockholder Representatives nor any Stockholder shall have any responsibility for, or be required to provide indemnification hereunder for, any Damages attributable to any increase in Pre-Closing Taxes of any of  the Acquired Companies due to the loss of any deduction for any compensation expense otherwise deductible in determining such Pre-Closing Taxes as a result of  any Parent Controlled Employee Payment and (B) Parent and the Company shall indemnify and hold the Stockholders harmless for the loss of any Tax Benefit of any Acquired Company related to Pre-Closing Taxes (including a reduction in refund of such Pre-Closing Taxes otherwise available) as a result of any such Parent Controlled Employee Payment, it being understood that any payment to be made by Parent or the Company pursuant to this clause (B) shall be made to the Stockholder Representatives on behalf of the Stockholders.

(f)            Tax Indemnification Procedures.

(i)            If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim“) shall be delivered or sent to or commenced or initiated against any Acquired Company by any Tax authority with respect to Taxes or Tax Returns of any Acquired Company for which Parent may reasonably be entitled to indemnification pursuant to Section 5.11(e), Parent shall promptly notify the Stockholder Representatives in writing of the Tax Claim.

(ii)           With respect to Tax Claims of or relating solely to Taxes of any Acquired Company for any Pre-Closing Tax Period, the Stockholder Representatives may, upon written notice to Parent, assume and control the defense of such Tax Claim at their own cost and expense and with its own counsel. Parent may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls).  The Stockholder Representatives shall not enter into any settlement with respect to any such Tax Claim without Parent’s prior written consent, which consent will not be unreasonably withheld, and shall keep Parent informed of all developments and events relating to such Tax Claim (including promptly forwarding copies to Parent of any related correspondence).

(iii)          The Stockholder Representatives and Parent shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to a Straddle Period, and shall bear their own respective costs and expenses. Neither the Stockholder Representatives nor Parent shall settle any such Tax Claim without the prior written consent of the other.

(iv)          The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Companies for any Pre-Closing Tax Period shall be for the account of the Stockholders, except to the extent such refunds, credits or offsets are taken into account in the determination of Final Net Working Capital.  Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Parent to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Acquired Companies (or any of their respective Affiliates, including Parent).  The amount or economic benefit of any refunds, credits or offsets of Taxes of any Acquired Company for any Post-Closing Tax Period shall be for the account of Parent.  The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between the Stockholders and Parent. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

(g)           Unless otherwise required by a final determination of a Governmental Entity, the Parties shall treat all payments made pursuant to this Agreement after the Closing as adjustments to the merger consideration or payments in respect of Options made pursuant to Article III hereof.

(h)           Notwithstanding any other provision in this Agreement to the contrary, this Section 5.11 shall exclusively govern matters relating to Taxes of the Acquired Companies.

Section 5.12         Parent’s Financing Activities.

(a)           Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and their respective directors, officers, employees, agents and representatives shall not have any responsibility for, or incur any liability to, any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.12.

(b)           Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing, (ii) enter into definitive financing agreements with respect to the Debt Financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Debt Financing at or prior to Closing. Parent shall provide to the Company copies of all documents relating to the Debt Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto. Prior to the Closing, Parent shall not agree to, or permit, any amendment or modification of, or waiver under, the Debt Commitment Letter or other documentation relating to the Debt Financing in any material respect adverse (including with respect to conditionality or timing) to the Company without the prior written consent of the Company (it being understood that Parent may agree to amend the Debt Commitment Letter to provide for the assignment of a portion of the debt commitment to additional agents or arrangers and granting such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers). Parent shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket expenses incurred by the Company or its Affiliates or representatives in connection with such cooperation.

(c)           If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 5.12(b), any of the Debt Financing or the Debt Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated or otherwise becomes unavailable prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify Company of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative debt financing (which shall be in an amount sufficient to pay the amounts set forth in Article III from other sources and which do not include any conditions of such alternative debt financing that are materially more onerous than or in addition to the conditions set forth in the Debt Financing), on comparable or more favorable terms to Parent, the Company and its Subsidiaries to replace the financing contemplated by such expired, terminated or unavailable commitments or agreements.

(d)           Prior to the Closing and, with respect to clause (iv), prior to and following the Closing, the Acquired Companies shall use their reasonable best efforts to provide and to cause their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with Parent’s financing and the other transactions contemplated by this Agreement (in each case, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Companies) including using reasonable best efforts with respect to (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) executing and delivering at Closing any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief executive officer of any of the Acquired Companies with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) furnishing Parent and its Debt Financing sources with financial and other pertinent information regarding the Acquired

Companies as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and in compliance with the other rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC“) (including the Financial Statements) to consummate the offerings of debt securities contemplated by the Debt Commitment Letter at the time during the Company’s fiscal year such offerings will be made and to effect a registered exchange offer with the SEC with respect to any such debt securities, (v) obtaining accountants’ comfort letters (including comfort levels customary in similar types of transactions for pro forma financial information and related adjustments), legal opinions, surveys and title insurance as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquired Companies, (vi) at Closing enter into interest rate hedge transactions, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) obtaining any necessary rating agencies’ confirmation or approvals for the Debt Financing, (ix) if the Closing has not occurred prior to March 31, 2007 providing Parent within the time periods that would be required pursuant to Regulation S-X with an audited or unaudited (as the case may be) consolidated balance sheet and audited or unaudited (as the case may be) consolidated statements of income and cash flows of the Acquired Companies as of and for the fiscal year ending December 31, 2006 and any applicable subsequent three month period (the “Closing Financial Statements“); and (x) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available as of the Closing Date; provided, however, that, under no circumstances shall the Acquired Companies be required to incur any obligations or liabilities that arise prior to the Closing. Whether or not the Closing occurs, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or (to the extent paid prior to Closing) the Acquired Companies in connection with such cooperation. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.

(e)           The Company shall provide monthly financial reports of the Acquired Companies prepared in the ordinary course of business to the Parent.

Section 5.13         Resignations.

The Company and the Stockholder Representatives shall use reasonable best efforts to obtain the written resignations of each director in their capacity as a director that is reasonably requested by Parent, effective as of the Closing Date.

Section 5.14         Certain Transactions.

Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, or make any investment in, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire or make any investment in any assets if such business or person competes in any line of business with any business of any of the Acquired Companies and the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) increase the risk of not being able to remove any such order on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.  Blackstone hereby agrees to comply with this Section 5.14 to the extent applicable to an Affiliate of Parent.

Section 5.15         Disclosure Supplement.

The Company shall have the right from time to time prior to the Closing to supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter; provided that without the consent of Parent no such updates shall be taken into account for purposes of determining whether or not the conditions set forth in Section 6.1 are satisfied or in determining whether the Company has breached any of its respective representations and warranties or covenants or other agreements for any purpose under this Agreement.

Section 5.16         Exclusive Dealing.

During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 6.1, none of the Acquired Companies shall take or permit any other Person on its behalf to take, directly or indirectly, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent and its representatives) concerning any purchase of all or substantially all of the Shares, any merger involving the Acquired Companies, any sale of all or substantially all of the assets of the Acquired Companies, taken as a whole, or any similar transaction involving the Acquired Companies.

Section 5.17         Solvency.

To the extent that Parent, any of its Affiliates or any Person providing all or any part of the Debt Financing receives a solvency opinion of a third party appraisal firm with respect to the transactions contemplated by this Agreement and/or Debt Financing, Parent agrees to use reasonable best efforts to cause such opinion to be addressed and delivered to the Company.

Section 5.18         Debt.

                Concurrently with the Closing on the Closing Date, the Company shall repay all Closing Net Indebtedness, other than any outstanding 9 5/8% Senior Notes due 2011 issued by Worldspan, L.P. and Worldspan Financing Corp.

Section 5.19         Drag-Along Rights.

Prior to the Closing, the Stockholder Representatives shall exercise and fully enforce the “drag-along rights” with respect to the Shares as provided by the Stockholders Agreement by giving timely notice to the other Stockholder parties thereto and complying with all other applicable provisions therein.

ARTICLE VI

CONDITIONS OF PURCHASE

Section 6.1            Conditions to Obligations of Parent.

The obligations of Parent and Merger Sub to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Parent:

(a)           Representations and Warranties and Covenants of the Company.

(i)            The representations and warranties of the Company contained (A) in Section 4.1(a), Section 4.1(b) and Section 4.1(m)(ii) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for failures to be true and correct that are expressly permitted by this Agreement or consented to by Parent or that result from actions taken at the request of Parent in connection with the Financing, (B) in Section 4.1(c), Section 4.1(e), Section 4.1(n)(i) and Section 4.1(q)(i) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and (C) in Section 4.1 (other than those representations and warranties specified in clauses (A) and (B) above) shall, without giving effect to any materiality or Material Adverse Effect qualifications therein, be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for failures to be true and correct as do not constitute a Material Adverse Effect;

(ii)           The Company shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing or, if the Company shall have failed to so perform such obligations or comply with such covenants, such failures shall have been cured; and

(iii)          The Company shall have delivered to Parent and Merger Sub a certificate of the Company, dated the Closing Date, to the effect of the foregoing clauses (i) and (ii) above.

(b)           Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated. The required approvals under any Foreign Antitrust Merger Control Laws set forth in Section 6.1(b) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have been terminated or expired.

(c)           No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

(d)           Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing (excluding the effects of any action taken by the Company or Parent pursuant to Section 5.7).

(e)           Dissenters’ Rights.  No more than one percent of the outstanding Shares shall be Dissenting Shares (not taking into account any Shares owned by the Persons listed in Section 6.1(e) of the Company Disclosure Letter).

(f)            Tax Certificate.  The Company shall deliver to Parent at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Parent and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Shares and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

Section 6.2            Conditions to Obligations of the Company.

The obligations of the Company to effect the Closing shall be subject to the following conditions except to the extent waived in writing by the Company:

(a)           Representations and Warranties and Covenants of Parent and Merger Sub.

(i)            The representations and warranties of Parent and Merger Sub contained (A) in Section 4.2(b) and Section 4.2(h) shall be true and correct as of such specified date) and (B) in Section 4.2 (other than those representations and warranties specified in clause (A) above), without giving effect to any materiality qualifications, therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate prevent or materially impair or delay consummation by Parent or Merger Sub of the transactions contemplated by this Agreement;

(ii)           Parent and Merger Sub shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing or, if Parent or Merger Sub shall have failed to so perform such obligations or comply with such covenants, such failures shall have been cured; and

(iii)          Parent and Merger Sub shall have delivered to the Company a certificate of Parent and Merger Sub, dated the Closing Date to the effect of the foregoing clauses (i) and (ii) above.

(b)           Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated. The required approvals under any Foreign Antitrust Merger Control Laws set forth on Section 6.1(b) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c)           No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1            Termination of Agreement.

This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by mutual written consent of Parent and the Company;

(b)           by either the Company or Parent, upon written notice to the other, if the Closing shall not have occurred by either the date that is ten months after the date of the date of this Agreement or any date marking the end of any subsequent thirty-day period following such date because the condition set forth in Sections 6.1(b) or 6.1(c) (as such conditions relate to any antitrust, competition or similar law), with respect to a termination by Parent, or 6.2(b) or 6.2(c) (as such conditions relate to any antitrust, competition or similar law), with respect to a termination by the Company, has not been satisfied as of such date (any such date, an “Approval Termination Date“), provided that such termination right may only be exercised for three days after any such Approval Termination Date; provided further that, at the expiration of the ten month period referred to above, the parties agree not to exercise their respective termination right under this Section 7.1(b) for an additional (60) days if (i) no action has been commenced seeking to enjoin the transactions contemplated hereby on antitrust/competition grounds by any Governmental Entity, (ii) the parties are engaged in active negotiations to resolve any objections raised by any Governmental Entity on antitrust/competition grounds and both parties have a reasonable expectation that the transactions contemplated hereby can be closed within such additional sixty (60) day period and (iii) there is a proposed consent decree under consideration by the relevant Governmental Entity.

(c)           by the written notice of the Company to Parent if the Closing shall not have occurred on or before the date which is the two year anniversary of the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the failure of the Company to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)           by the written notice of Parent to the Company if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if the failure of Parent to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)           by either the Company or Parent, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action other than an action under any antitrust, competition or similar law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Entity shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

(f)            by written notice of the Company to Parent if (x) Parent shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent such that the condition set forth in Section 6.2(a)(ii) would not be satisfied, or (y) there exists a breach of any representation or warranty of Parent contained in this Agreement such that the condition set forth in Section 6.2(a)(i) would not be satisfied and, in the case of either (x) or (y), such breach is incapable of being cured by the Outside Date or is not cured within thirty (30) Business Days after Parent receives written notice of such breach from the Company; or

(g)           by written notice of Parent to the Company if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the condition set forth in Section 6.1(a)(ii) would not be satisfied, or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 6.1(a)(i) would not be satisfied and, in the case of (x) or (y), such breach is incapable of being cured by the Outside Date or is not cured within thirty (30) Business Days after the Company receives written notice of such breach from Parent.

Section 7.2            Effect of Termination.

In the event of termination of this Agreement by a party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto except as provided in the following sentence, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.5, Section 8.1, Section 8.2, Section 8.3, Section 8.5, Section 8.7, Section 8.8, Section 8.9, Section 8.10 and this Section 7.2 shall survive the termination of this Agreement; provided, however, that if such termination shall result from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the Company or, subject to the limitations set out below, Parent, as the case may be, shall be fully liable for any and all Damages of the other parties as a result of such breach prior to termination.  In the event the conditions to the Closing set forth in Sections 6.1 and 6.2 hereunder (other than those conditions that by their nature cannot be satisfied until the Closing) are satisfied or waived and Parent breaches (whether or not intentionally) its obligation to effect the Closing pursuant to Article II and satisfy its obligation to make the payment pursuant to Article III because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter or the failure to have received the proceeds of any alternative debt financing (a “Debt Receipt Failure“), then, upon the Company’s termination of this Agreement pursuant to Section 7.1(f) or by either party pursuant to Section 7.1(c) or 7.1(d), Parent shall pay $30,000,000 (the “Termination Fee“) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) without deduction, set-off, counterclaim or withholding.  Notwithstanding anything else in this Agreement to the contrary: (1) if in the circumstances in which Parent becomes obligated to pay the Termination Fee, Parent is not otherwise in breach of this Agreement (including its obligation under Section 5.12) such that the conditions set forth in Section 6.2(a) would not be satisfied (excluding Parent’s failure to make the payment pursuant to Section 3.3 and otherwise effect the Closing because of a Debt Receipt Failure that would cause the conditions set forth in Section 6.2(a) not to be satisfied, subject to Parent’s compliance with its obligations under Section 5.12), then the right of the Company to receive payment of the Termination Fee in accordance herewith shall be the sole and exclusive remedy of the Company against Parent for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the Agreement by Parent and the failure of the transactions to be consummated (it being understood that in any other case the Company’s right to recover any other or additional damages and remedies available to it in respect of any willful breach of this Agreement by Parent shall not be limited in any respect, subject to the limitation set forth in the immediately following clause (2)); and (2) in no event shall Parent be subject to liability in excess of $100,000,000 (inclusive of the Termination Fee) for all Damages arising from or in connection with breaches by Parent of its representations, warranties, covenants and agreements contained in this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Assignment; Binding Effect.

This Agreement and the rights hereunder are not assignable unless (i) such assignment is consented to in writing by both Parent and the Company, or (ii) Parent assigns its rights, in whole or in part, to one or more Affiliates of Parent (including in connection with a transfer of Merger Sub to an Affiliate of Parent), but in the case of clause (ii) above, no such assignment will relieve the Company or Parent of its obligations under this Agreement.  Notwithstanding the foregoing, the Company may without such consent assign its rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other debt financing source providing financing in connection with the Recapitalization, which assignment shall not relieve the Company of its obligations hereunder.  This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.2            Choice of Law.

This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York, provided that the provisions hereof relating to the Merger shall be governed by the DGCL.

Section 8.3            Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 7.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8.4            Survival.

(a)           The representations and warranties contained herein shall not survive the Closing and shall thereupon terminate, and no Action for any breach thereof or to recover Damages in respect of any breach thereof shall survive, or be available after, the Closing; provided, however, that the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(e), Sections 4.1(l)(v), 4.1(l)(vii) and 4.1(l)(viii) (which clauses of Section 4.1(l) survive for purposes of Section 5.11(e)), Section 4.1(s), Section 4.1(v), Section 4.2(a) and Section 4.2(b) shall survive the Closing indefinitely.

(b)           All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date and the covenants and agreements set forth in Section 8.7, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, including any Actions for indemnification or for Damages in respect of any breach thereof.

Section 8.5            Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Travelport Inc.
7 Sylvan Way
Parsippany, NJ 07054
Attn: Eric J. Bock, Esq.
Fax: (212) 413-1922

with copies, in the case of notice to Parent, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: William E. Curbow, Esq.
Fax: (212) 455-2502

If to the Company, to:

Worldspan Technologies Inc.
300 Galleria Parkway, N.W.
Atlanta, GA 30339
Attn: General Counsel
Fax: (770) 563-7878

with copies to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn: Geraldine A. Sinatra, Esq.
Fax: (215) 655-2824

If to the Stockholder Representatives, to:

Citigroup Venture Capital Equity Partners, L.P.
339 Park Avenue
14th Floor
New York, NY 10022
Fax No.: (212) 888-2940
Attention: Joe Silvestri

Ontario Teachers Pension Plan Board
5650 Yonge Street
Toronto, Ontario
M2M 4H5
Fax No.: (416) 730-5082
Attention: Shael Dolman

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn: Geraldine A. Sinatra, Esq.
Fax: (215) 655-2824

Section 8.6            Headings.

The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.7            Fees and Expenses.

Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

Section 8.8            Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 8.9            Interpretation.

(a)           When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d)           References to “dollars” or “$” are to U.S. dollars.

(e)           The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f)            This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 8.10         Disclosure.

The inclusion of information in any Section of the Company Disclosure Letter shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

Section 8.11         Waiver and Amendment.

This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Company and Parent. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.12         Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except for Section 5.8, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 8.13         Enforcement.

(a)           The Company agrees that, to the extent it has incurred Damages in connection with this Agreement or the transactions contemplated hereby, (i) the maximum aggregate liability of Parent for such losses or damages shall be limited to $100,000,000, (ii) in no event shall the Company seek to recover any money damages in excess of such amount from (or seek any other remedy against) Parent or its representatives and Affiliates in connection herewith, and (iii) Blackstone will not be responsible for any monetary Damages arising from any breach of its obligations under Section 5.7 or 5.14 of this Agreement and subject only to specific performance as described in and in accordance with Section 8.13(b) below, provided, however, that in any such case, if specific performance is not available to the Company pursuant to Section 8.13(b) below, then, subject to Section 7.2 and the foregoing clauses (i) and (ii), Parent shall be liable to the Company for any Damages resulting from any such breach by Blackstone.

(b)           The parties hereto agree that if any of the provisions of this Agreement were not performed by either party in accordance with the terms hereof then, prior to the termination of this Agreement pursuant to Section 7.1, the non-defaulting party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity (except as otherwise provided in Section 7.2); provided, however that the Company shall not be entitled to an injunction or injunctions to prevent Parent from failing to, or to specifically enforce Parent’s obligation to, effect the Closing pursuant to Article II and satisfy its obligation to make the payment pursuant to Article III, and the Company’s sole and exclusive remedy under this Agreement for such failure shall be payment by Parent to the Company pursuant to Section 7.2.

Section 8.14         Severability.

If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.15         No Consequential Damages.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

Section 8.16         Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 8.17         Remedies.

Notwithstanding any other provision of this Agreement, each representation and warranty that speaks as to a specific matter shall be the sole and exclusive representation and warranty of the Company relating to, and shall be the sole and exclusive basis for any claim by Parent in relation to such matter.

Section 8.18         No Right of Setoff.

No party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder against any amounts owed hereunder by such Persons to the other party hereto or any of such other party’s Affiliates.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

TRAVELPORT INC.

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President and

WARPSPEED SUB INC.

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President and

WORLDSPAN TECHNOLOGIES INC.

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	General Counsel, Secretary and Senior Vice President Human Resources

CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P., on behalf of the Stockholders, solely in its capacity as a Stockholder Representative hereunder and solely with respect to Sections 3.2, 3.3, 3.5, 5.6, 5.7, 5.10. 5.11, 5.13, 5.19 and Article VIII of the Agreement

By: CVC PARTNERS, LLC, as general partner

By:	/s/ Authorized Signatory
Name:
Title:

ONTARIO TEACHERS PENSION PLAN BOARD, on behalf of the Stockholders, solely in its capacity as a Stockholder Representative hereunder and solely with respect to Sections 3.2, 3.3, 3.5, 5.6, 5.7, 5.10. 5.11, 5.13, 5.19 and Article VIII of the Agreement

By:	/s/ Shael Edlman
Name:	Shael Edlman
Title:	Director

BLACKSTONE MANAGEMENT PARTNERS V L.P., solely with respect to Sections 5.7 and 5.14 of the Agreement

By:	/s/ Paul C. Schorr IV
Name:	Paul C. Schorr IV
Title:	Senior Managing Director